UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

(Amendment No.    )

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
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Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503

Notice of Annual Meeting of Shareholders

to be Held June 8, 2012

You are cordially invited to attend the 2012 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. (“Alaska Communications” or the “Company”), to be held at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, AK 99503, on Friday, June 8, 2012 at 8:30 a.m. Alaska time, for the following purposes:

1.	To elect six directors;

2.	To approve the Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan;

3.	To approve the Company’s executive compensation;

4.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

5.	To transact any other business that may properly come before the 2012 Annual Meeting or any adjournment(s) or postponement(s) thereof.

These matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2011. We encourage you to read the proxy statement and the other information carefully.

Only shareholders of record at the close of business on April 12, 2012, the Record Date, will be entitled to vote at the annual meeting, including any adjournment(s) or postponement(s) thereafter. During the ten days prior to the annual meeting, a list of such shareholders will be available for inspection at the executive offices at the address set forth above.

Whether or not you plan to attend the annual meeting, we urge you to vote your shares via the toll-free number or over the Internet, as described in the enclosed materials. If you receive a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 8, 2012:

The 2011 Annual Report and Proxy Statement of Alaska Communications Systems Group, Inc. are available at www.proxydocs.com/alsk or via our investor relations website at www.alsk.com.

By order of the Board of Directors,

Leonard Steinberg
Sr. Vice President, Legal, Regulatory, and Government Affairs and Corporate Secretary

Anchorage, Alaska

April 25, 2012

i

PROXY STATEMENT

Alaska Communications Systems Group, Inc.

600 Telephone Avenue

Anchorage, Alaska 99503

Annual Meeting of Shareholders

to be Held June 8, 2012

Information about the Annual Meeting of Shareholders

Date, Time and Place of Meeting

The annual meeting of Alaska Communications Systems Group, Inc. (“Alaska Communications” or the “Company”) will be held on Friday, June 8, 2012, beginning at 8:30 a.m. Alaska time at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, AK 99503.

Items of Business

1.	The election of six directors;

2.	To approve the Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan;

3.	Advisory approval of the Company’s executive compensation;

4.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012; and

5.	Other business that may properly come before the 2012 Annual Meeting or any adjournment(s) or postponement(s) thereof.

About this Proxy Statement

Our Board of Directors (the “Board”) has made this proxy statement available to you to solicit your vote at the annual meeting including any adjournment(s) or postponement(s) or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to shareholders under rules promulgated by the Securities and Exchange Commission (“SEC”) and is designed to assist shareholders in voting their shares. On or about April 25, 2012, we will begin mailing a notice of Internet availability of proxy materials, or the proxy materials, to all shareholders of record at the close of business on April 12, 2012 (the “Record Date”).

Voting

Only shareholders of record as of the close of business on the Record Date will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the annual meeting. At the close of business on the Record Date, there were 45,486,445 outstanding shares of our common stock.

Voting Your Proxy

If you received a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your notice. You may also request a free paper copy of the proxy materials by visiting the Internet site address listed on your notice, by calling the listed telephone number, or by sending an e-mail to the e-mail address listed on your notice.

If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow to have your shares voted. If you want to vote in person at the annual meeting, you must obtain a valid “legal proxy”, executed in your favor, from your broker, bank or other nominee before the annual meeting and bring it to the annual meeting with you.

If you hold your shares in your own name as a holder of record with our transfer agent, Computershare Shareowner Services LLC, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability of Proxy Materials and the proxy card, or by signing, dating and mailing the proxy card in the postage paid envelope. Of course, you can always come to the annual meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the named proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors:

•	FOR all of the nominees for director;

•	FOR the adoption of the Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan;

•	FOR the advisory approval of the Company’s executive compensation;

•	FOR ratification of the appointment of KPMG, LLC as the Company’s independent registered public accounting firm for 2012; and

•	AT THE DISCRETION OF YOUR PROXIES on any other matter that may be properly brought before the annual meeting.

Revocation of Proxy

You may revoke your proxy before it is voted at the annual meeting by:

•	filing a written notice of revocation with Alaska Communications dated after the date you voted your original proxy; and either

•

submitting to Alaska Communications a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company at the address listed below no later than 5:00 p.m. on June 7, 2012; or

•

obtaining a valid legal proxy from your broker, bank or other nominee, as instructed above under the section heading “Voting Your Proxy” and attending the annual meeting and voting in person at the annual meeting.

Attendance at the annual meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Sr. Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503.

Heidi L. Thomerson, an employee of the Company designated by the Corporate Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other shareholder of record proxies.

Quorum

Holders of a majority of the outstanding shares of common stock entitled to vote generally in the election of directors must be present at the annual meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the shareholders present and entitled to vote may adjourn the annual meeting.

Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes or abstentions are not considered votes cast on that proposal. Thus, broker non-votes and abstentions will not affect the outcome of any matter being voted on at the annual meeting except to change the absolute number, but not the percentage, required for approval of a matter.

Votes Necessary for Approval of Proposals

Proposal 1:	Election of Directors – Uncontested election of each director is decided by a majority of the votes cast. Therefore, each of the six persons nominated for director must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on that director.

Proposal 2:	Approval of the Alaska Communications Systems Group, Inc 2012 Employee Stock Purchase Plan – For this a proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Proposal 3:	Advisory approval of the Company’s Executive Compensation – For this advisory vote to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Proposal 4:	Ratification of Independent Registered Public Accounting Firm – For this proposal to be approved, it must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on the proposal.

Costs of Proxies

In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. Alaska Communications Systems Group, Inc. will bear the cost of soliciting these proxies.

General

This Proxy Statement provides information concerning the identity and qualifications of the Company’s directors and executive officers, their compensation, the Company’s performance in fiscal year 2011, and the proposals that you, our shareholders, are being asked to vote on. Highlights of recent actions include:

•

We completed a rigorous, Company-wide planning effort in 2011 that resulted in a new three-year business plan, which is designed to better position the Company for continuing success in our industry’s changing competitive and regulatory environment.

•

Our Board of Directors continues to take steps to strengthen an already robust corporate governance structure and executive compensation program to further protect our shareholders’ interests. Among other changes implemented in 2011, we have:

•

Separated the Board Chair and Chief Executive Officer (“CEO”) functions, with the appointment of Anand Vadapalli as our President and CEO and the election of Edward (Ned) J. Hayes as the new Board Chair. Mr. Hayes served as an Independent Director since 2006 (as defined by the SEC and in the Nasdaq definition of an “Independent Director”) and was previously the Chair of the Company’s Audit Committee.

•

Made changes to our executive compensation program that further emphasize the pay-for-performance elements, including: (i) paying base salaries below the median of our peer group; (ii) providing the majority of annual equity awards as performance stock units that vest in increments only upon achievement of Company performance targets during the succeeding three years; and (iii) retaining smaller annual awards of restricted stock units as time vesting over a three-year period to encourage retention of key Company leaders.

•

Continued with recommended “best practices” in our compensation programs, thus avoiding compensation practices that may be viewed as problematic, and also adding “clawback” provisions and double triggers to our all our severance arrangements with our executives.

•

Most recently, in 2012, the Compensation and Personnel Committee (“C&PC”) elected to further reduce our named executive officers’ (“NEOs”) annual equity awards by 35% across the board from the 2011 award levels, as discussed later in this proxy statement.

•

In Proposal 2, the Board is proposing for shareholder approval this year the Alaska Communications Systems Group, Inc.’s 2012 Employee Stock Purchase Plan (“2012 ESPP” or “2012 Plan”) that replaces the prior 1999 Employee Stock Purchase Plan (“1999 ESPP”) and would continue our employee stock purchase program for an additional ten years. The proposal also would reserve new shares for employee purchases in accordance with the requirements of the new 2012 Plan. The Board is recommending shareholder approval of this 2012 ESPP, as it is beneficial to continue providing all of our employees with the opportunity to invest in an ownership interest in the Company, thus encouraging their retention and further aligning their interests with those of our shareholders.

•

We continue to ensure that pay follows performance at Alaska Communications. Annually, we set challenging, quantitatively measurable, Company performance goals, rigorously measure our results based on audited financial statements, and pay our executives accordingly. Our shareholders are also provided the opportunity to participate in an annual advisory vote on our executive compensation program, which is discussed further in this proxy statement in Proposal 3.

Security Ownership of Certain Beneficial Owners

The following table provides information about beneficial owners of more than five percent (5%) of the Company’s common stock outstanding as of April 1, 2012.

	Amount and nature of beneficial ownership		Percent of class

BlackRock, Inc. 40 East 52nd Street New York, New York 10022	3,658,191	(1)	8.04%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,976,078	(2)	6.54%

(1)

Based solely on a Schedule 13G/A filed with the SEC on February 10, 2012, by BlackRock, Inc. The shares reported on Schedule 13G/A are beneficially owned by the following direct or indirect subsidiaries of BlackRock, Inc., BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, and BlackRock Investment Management, LLC.

(2)

Based solely on a Schedule 13G filed with the SEC on February 7, 2012 by The Vanguard Group, Inc. Approximately .14% of the shares reported on Schedule 13G are beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group.

To our knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of our Common Stock.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of April 1, 2012 by:

•	each current director and director nominee;

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

	Name of beneficial owner	Shares owned	Other beneficial ownership	Acquirable within 60 days		Total	Percent of class
Directors:
	Edward (Ned) J. Hayes, Jr.	34,177	—	—		34,177	*
	Anand Vadapalli	112,762	—	—	(1)	112,762	*
	Brian D. Rogers	16,140	—	53,761	(2)	69,901	*
	Peter D. Ley	31,340	—	8,124	(2)	39,464	*
	John Niles Wanamaker	3,668	—	4,153	(2)	7,821	*
	David W. Karp	—	—	7,441	(2)	7,441	*
	Brian A. Ross	5,167	—	—		5,167	*
Officers:
	Wayne P. Graham	5,855	—	—		5,855	*
	Leonard A. Steinberg	124,441	—	93,681	(3)	218,122	*
	Michael R. Todd	15,022	—	—		15,022	*
	Michael J. Wynschenk	8,487	—	—		8,487	*

	Total directors & executive officers as a group (14 persons)	362,567	—	167,160		529,727	1.16%

*	The percentage of shares beneficially owned does not exceed one percent (1%) of the class. Percentage of class is based on the number of shares outstanding as of April 1, 2012.
(1)

Amount reported as acquirable within 60 days does not include 275,000 vested stock-settled stock appreciation rights (“SSARs”) held by Mr. Vadapalli for which the fair market value of our common stock was significantly less than the exercise price of the SSARs on April 1, 2012. Because the exercise price is above the current market value, it is highly unlikely there will be any exercise of these SSARs and, therefore no additional shares of our stock will be acquired by Mr. Vadapalli.

(2)	Includes deferred units and equivalents awarded as non-employee director compensation which have been deferred until the director’s retirement from the Company’s board of directors.
(3)	Includes unvested restricted stock units which are subject to acceleration and vesting upon Mr. Steinberg’s retirement from the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require executive officers, directors, and owners of more than ten percent of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2011 other than the following:

Mr. Wilson, our former Chief Financial Officer (“CFO”) through March 31, 2011, filed one late Form 4 related to vesting of a restricted stock unit grant under the Company’s 1999 Stock Incentive Plan on January 5, 2011. The form was filed one day late on January 10, 2011.

Proposal 1: Election of Directors

The Board of Directors adopted a resolution at its April 2, 2012 meeting that reduced the total number of directors on the Board from eight to six. All of our incumbent directors are standing for election at the 2012 Annual Meeting with the exception of Mr. Rogers. The nominees for director are: Edward (Ned) J. Hayes, Jr., Anand Vadapalli, Peter D. Ley, John Niles Wanamaker, David W. Karp, and Brian A. Ross. Each nominee has been recommended for nomination by the Nominating and Corporate Governance Committee and has been nominated by the Board for election. The table below contains certain biographical information about each of the director nominees of the Company. The nominated directors have consented to serve, if elected, until his or her successor is elected at a subsequent annual meeting of shareholders, but should any nominee be unavailable to serve at the time of the annual meeting, each shareholder’s proxy will vote for the substitute nominee recommended by the Board.

Nominees for Director

The table below sets forth certain information as of April 1, 2012, about those persons who have been nominated to serve as directors until the annual meeting of shareholders in 2013. All of the nominees, with the exception of Mr. Vadapalli, qualify as Independent Directors in accordance with the SEC and Nasdaq definitions for independence and the standards established in our Corporate Governance Principles. The specific experience, qualifications, attributes and skills of each nominee, that led to the nomination for director, are discussed further starting on page 13 of this proxy statement.

Name	Age	Position	Director Since
Edward (Ned) J. Hayes, Jr.	56	Chairman of the Board of Directors	2006
Anand Vadapalli	46	President and Chief Executive Officer	2011
Peter D. Ley	52	Director	2008
John Niles Wanamaker	43	Director	2011
David W. Karp	45	Director	2011
Brian A. Ross	54	Director	2011

Nominated Directors and Their Business Experience

Edward (Ned) J. Hayes, Jr. has been a director since February 2006, and has served as the Chairman of the Board since April 2011. He is currently the Senior Vice President and CFO of Aviat Networks, Inc. (NASDAQ: AVNW) a leading expert in wireless transmission and networking solutions to the mobile and non-mobile markets. He joined Aviat Networks in October of 2011 after serving as the CFO of Pillar Data Systems, a privately held enterprise data storage company. Prior to joining Pillar, Mr. Hayes served as Executive Vice President and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as Executive Vice President and CFO at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and Chair of the Audit Committee of New Wave Research, Inc. and as an independent director of and Chair of the Audit Committee of NPTest, Inc. Mr. Hayes currently serves on the board of Super Micro Computer, Inc. (NASDAQ: SMCI) as an independent director and Chair of the Audit Committee. Mr. Hayes conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University in New York.

Anand Vadapalli, who was appointed by the Board, effective February 1, 2011, serves as President and CEO of the Company. Mr. Vadapalli also joined the Board effective as of that date. Prior to that, Mr. Vadapalli served as Executive Vice President and Chief Operations Officer (“COO”) of the Company beginning October 26, 2009, with operational responsibility for all facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the Company. Before joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President and Chief Information Officer at Network Telephone Corporation, and from January 1996 through January 2003, he served in various positions at Broadwing / Cincinnati Bell, including as Vice President, Information Technology. Mr. Vadapalli holds a B.E. in Mechanical Engineering from Osmania University in Hyderabad, India as well as a P.G.D.M. from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the Board of Trustees for the University of Alaska Foundation.

Peter D. Ley, a director since August 2008, is the CFO of Connexion Technologies. Connexion is a leading builder and operator of residential fiber-optic video, voice, and data networks for gated communities and high-rise towers. Connexion is headquartered in Cary, North Carolina and has operations across the United States. Mr. Ley has many years of finance and communications experience. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an M.B.A. from Harvard University in Massachusetts and a B.A. from Dartmouth College in New Hampshire.

John Niles Wanamaker, a director since January 2011, serves as Vice Chairman of Venture Ad Astra, a company focusing on geointelligence, location and imaging technologies; and he is also Vice-Chairman of Zulutime, a company with breakthrough position, navigation and timing technologies for wireless networks and innovative indoor location-based services. In addition, he conducts an active angel investment practice under the name of Alaska Venture Partners investing in companies both in and out of Alaska. Mr. Wanamaker has served as either founder or CEO of companies from a wide range of industries, including early stage capital, wireless communication, aerospace launch vehicles, electronic monitored security, and real estate development. His focus has been on the creation of value and the monetization of that value. Active in his community, Mr. Wanamaker donates his time to a number of organizations. He is the former Chairman of the Board of Alaska Pacific University and continues to serve as a Trustee. He recently served as the Honorary Commander for the 477th Fighter Group at Elmendorf Air Force Base and is a co-founder and board member of the Anchorage Schools Foundation. Mr. Wanamaker is a graduate of the University of Chicago and is also a 2012 Governance Fellow with the National Association of Corporate Directors.

David W. Karp, a director since March 2011, is the President and CEO of Northern Air Cargo, Inc. which operates a fleet of Boeing 737 aircraft within the state of Alaska and the contiguous U.S. states, Canada and Mexico. Prior to joining Northern Air Cargo, Mr. Karp served as the Vice President and COO of Anchorage-based Hawaiian Vacations for nearly seven years. Hawaiian Vacations transported approximately 50,000 vacationers between Alaska and Hawaii every year utilizing chartered Boeing 767 aircraft owned by Hawaiian Airlines. Before that, Mr. Karp served as the Executive Director of the Alaska Tourism Marketing Council, overseeing the cooperative tourism marketing efforts between the State of Alaska and over 1000 private sector tourism businesses. Mr. Karp also serves as a member of the Alaska Pacific University Board of Trustees and the Alaska Air Carriers Association Board of Directors. He is Chairman of the Board for the Alaska Aviation Museum. Mr. Karp is a graduate from the University of Oregon, and he completed the Owner President Manager Program at the Harvard School of Business in March 2011.

Brian A. Ross, a director since October 2011, is President and Chief Executive Officer of KnowledgeWorks, a $30 million per year non-profit that provides innovative methodologies to more effectively prepare students for college and 21st century careers. Through its New Tech and EdWorks subsidiaries, it currently assists 120 high schools in 17 states while its Strive subsidiary helps more than 25 communities bring together education, business, philanthropic and community leaders to manage a common, data-driven educational agenda. Prior to joining KnowledgeWorks, Mr. Ross had a successful, 13-year-tenure at Cincinnati Bell, where he served four years as Chief Financial Officer and two years as Chief Operating Officer. He is a member of the boards of Downtown Cincinnati, Inc., KnowledgeFunding Ohio and Ursuline Academy. Mr. Ross holds a Bachelor of Arts degree in economics, mathematics and statistics from Miami University and a Master of Arts degree in statistics from the University of California.

Executive Officers

The table below sets forth certain information as of April 1, 2012 about those persons currently serving as our executive officers of the Company. Biographical information on Anand Vadapalli, our President and CEO, is included above in the section “Nominees for Directors.”

Name	Age	Title
Anand Vadapalli	46	President and Chief Executive Officer
Wayne P. Graham	50	Chief Financial Officer
Mitchell A. Coon	52	Vice President and General Manager, Sales
James R. Johnsen	54	Sr. Vice President, Human Resources and Process Transformation
Eric B. Lazo	43	Vice President, Marketing & Product Management
Leonard A. Steinberg	58	Sr. Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary
Michael R. Todd	46	Sr. Vice President, Engineering & Operations
Michael J. Wynschenk	52	Sr. Vice President and General Manager, Sales

Wayne P. Graham serves as our CFO. Mr. Graham is responsible for leading our finance, treasury, accounting, and investor relations functions and has key responsibilities in business strategy and cost structure rationalization, as well as performance measurement and metrics. He also oversees our information technology function. Mr. Graham is one of the Company’s original founding members and a previous CFO of the Company. He rejoins the Company from Ensequence, a leading provider of global interactive software for TV, where he served as CFO. In addition to his roles at ACS and Ensequence, Mr. Graham previously served as CFO of Integra Telecom, a leading competitive local exchange company, and ACS Media, which was a publicly traded print and electronic yellow page provider, based in Alaska. In total, he brings over twenty-five years of relevant financial and industry experience. Mr. Graham holds a B.S.B.A. from Georgetown University and an M.B.A. from the University of Washington.

Mitchell A. Coon serves as our Vice President and General Manager, Sales. He is responsible for the Company’s consumer sales, small and medium business sales and customer service functions. Mr. Coon joined Alaska Communications in 2011 from Xerox Alaska, where he served as Regional Vice President. Before that he spent 12 years in the telecommunications industry in several leadership roles at both Alaska Communications and General Communications, Inc. Mr. Coon brings to Alaska Communications more than 25 years of sales leadership experience and a proven record of improving sales performance.

James R. Johnsen serves as our Senior Vice President of Human Resources and Process Transformation and is responsible for the company’s human resource and process transformation functions. Mr. Johnsen joined Alaska Communications in 2011 from Doyon, Limited, an Alaska Native regional corporation, where he served as Senior Vice President of Administration. Before that, he spent 12 years at the University of Alaska, where he served in several executives roles. Mr. Johnsen is active in the community as a member of the Alaska State Chamber of Commerce Board of Directors, a Trustee of the University of Alaska Foundation and in several advisory roles at the University of Alaska, where he also teaches on occasion. Mr. Johnsen holds an undergraduate degree from the University of California, Santa Cruz, a master’s from the University of Chicago, and a doctorate from the University of Pennsylvania.

Eric B. Lazo serves as our Vice President, Marketing and Product Management. He is responsible for the Company’s marketing, product development and product management functions. Mr. Lazo joined Alaska Communications in December 2010 from Ryzex Incorporated, a business-to-business reseller of mobile computer solutions. Before that, he spent eight years at Samsung and Nordson Corporation in various strategy, marketing and product roles. In addition, he is the founder of two start-up companies, serving from inception through investor exit. Mr. Lazo holds multiple undergraduate degrees from Miami University and an M.B.A. in business administration from the Harvard Business School.

Leonard A. Steinberg serves as our Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary. Mr. Steinberg is responsible for the Company’s legal affairs, corporate governance, regulatory compliance and risk management functions. He also serves as the Company’s Chief Ethics Officer. He previously served as our Vice President, General Counsel and Corporate Secretary from 2001 through 2011 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks &

Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a J.D. degree from the University of California’s Hastings College of Law, a Masters in Public Administration degree from Harvard University’s Kennedy School of Government, an M.B.A. from University of California Berkeley’s Haas School of Business, and a B.A. from the University of California at Santa Cruz.

Michael R. Todd serves as our Senior Vice President, Engineering and Operations. Mr. Todd is responsible for all engineering, service delivery and operations functions. His focus includes improving the overall customer experience through developing and executing long-term network evolution plans, establishing engineering and service delivery standards, coordinating cross-departmental process improvement teams to reduce cycle time, and enhancing operational efficiencies and employee development. Mr. Todd first joined Alaska Communications in August 2008. Before assuming his current position in October 2010, he served as our Vice President, Engineering and Service Delivery. Mr. Todd brings more than 20 years of telecommunications leadership and expertise with a focus on engineering/service delivery, building and maintaining wireless networks, staff operations and multi-site development. Prior to Alaska Communications, Mr. Todd held various engineering and operations leadership positions at Sprint, Nortel and Ericsson, Inc. He holds a BS in Engineering from Texas A&M University and an M.B.A. from the University of Texas.

Michael J. Wynschenk serves as our Senior Vice President and General Manager, Sales. He is responsible for developing, implementing, and leading enterprise sales strategies for the Company, including establishing enterprise sales goals and execution plans, and overseeing delivery by the sales organization on enterprise sales revenue objectives and forecasts. Mr. Wynschenk also serves as a strategic partner in the overall operation of the Company. Mr. Wynschenk joined Alaska Communications in March 2010. Before assuming his current position in October 2010, Mr. Wynschenk served as Vice President, Enterprise Sales. Mr. Wynschenk has more than 20 years of telecommunications sales experience as well as extensive knowledge in communications, security, outsourcing, and managed and professional services. He has held various sales and executive positions at Verizon, Expanets, Lucent Technologies and AT&T. He holds both an M.B.A. and B.A. degree from San Francisco State University.

Corporate Governance

We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those with which we are required to comply under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq. Our Corporate Governance Principles and Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.

Board of Directors

The Board of Directors oversees the direction of the Company for the long-term benefit of the shareholders. Currently, there are seven members on the Board of Directors, six of whom (86% of the directors) are neither officers, employees, nor former employees of the Company. As previously noted, the Board is being resized to six directors, and of the six directors who have been nominated for election in 2012, only one, Mr. Vadapalli, is an officer, employee, or former employee of the Company. All of our other directors who are nominees to be voted on at the 2012 annual meeting have been determined to be Independent Directors.

No directors received withhold/against votes of fifty percent (50%) or greater at the most recent annual meeting. The Board of Directors met fourteen times and the Independent Directors also met separately in executive session fourteen times in 2011. Our directors are required to hold specified minimum amounts of our stock, and all of our incumbent directors are in compliance with this requirement.

Board Meetings and Committees; Annual Meeting Attendance

While the Company has no formal policy regarding director attendance at the annual meeting of shareholders, the Company encourages all directors to attend. Six of the directors then serving attended the 2011 Annual Meeting of Shareholders, and all of the incumbent directors then serving attended at least seventy-five percent of the meetings of the Board and each committee during the period he or she was serving on the Board and any applicable committee.

Board Leadership Structure – Board Chair and Chief Executive Officer

Our Board’s independent leadership was further strengthened in early 2011 by separating the CEO and Board Chair functions, and appointing an Independent Director as Board Chair. Effective with the February 1,

2011 appointment of Mr. Vadapalli to the position of President and CEO, the Company separated the functions of the Board Chair and CEO. Previously, both roles were filled by our former CEO, Liane J. Pelletier. In accordance with our Corporate Governance Principles, a non-executive Board Chair, Edward (Ned) J. Hayes, Jr., was selected by the Board to succeed Ms. Pelletier. Mr. Hayes has served on our Board since 2006 and previously served as the Chair of the Board’s Audit Committee.

With the election of Mr. Hayes as Chair, the Board has suspended the Lead Independent Director position previously occupied by Annette M. Jacobs since 2007. Ms. Jacobs resigned from the Board on February 1, 2012.

The Board has determined that its leadership structure is appropriate given its judgment that there are advantages to having a non-executive Board Chair to provide independent oversight and for matters such as communications and relations between the Board, the CEO, and other senior management; in assisting the Board in reaching consensus on particular strategies and policies; and in facilitating a robust director, Board, and CEO evaluation process. The Board believes that as a result of this separated structure, the Board’s advisory and oversight roles will be effectively focused on assisting the CEO and senior management in seeking and adopting successful business strategies and risk management policies, and in making successful choices in management succession.

Committees of the Board

Our Board has five committees: the Executive, Audit, Compensation and Personnel, Nominating and Corporate Governance, and Strategic Planning Committees.

The Executive Committee comprises the Board chair, the chairs of each of the other standing Board committees and the Company’s President and CEO. The Executive Committee exists to assist the Board in managing the business and affairs of the Company, when it is impracticable for the full Board to act. The Executive Committee is not authorized to undertake any action that, under any applicable law, regulation or listing standard, must be performed by another committee of the Board or cannot be delegated to a committee of the Board.

Audit Committee

The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the Board’s oversight of the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports, the assessment of major risks facing the Company and the review of options to mitigate such risks, and the independence and performance of the Company’s registered independent public accounting firm. The committee also monitors and evaluates the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including risk management procedures. The committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com.

The Audit Committee currently consists of three directors, none of whom are employees of the Company. The committee met five times in 2011. The directors serving as committee members are Messrs. Ley (Chair), Rogers and Ross. The Board of Directors has determined that all of the members of the committee are Independent Directors. Our Board has also determined that Messrs. Ley and Ross are qualified as “audit committee financial experts” as that term is defined under the Exchange Act. The Report of the Audit Committee is included in this proxy statement on page 55. Mr. Hayes, an Independent Director who was also determined to qualify as an audit committee financial expert, served as the chair of the Audit Committee until his appointment as Board Chair in April 2011.

Compensation and Personnel Committee

The purpose of the C&PC is to discharge the Board’s responsibilities relating to Company compensation plans, policies and procedures including: (i) evaluation and establishment of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the Company; (iii) oversight of succession planning for executive officers and other management, as appropriate and (iv) production of an annual executive compensation report to be included in the Company’s proxy statement. The committee operates pursuant to a written charter adopted by the Board and available at www.alsk.com.

The members of the C&PC are Messrs. Ross (chair), Rogers and Karp. Gary R. Donahee and Ms. Jacobs, both directors who have since resigned, also served on the committee during 2011. The C&PC committee met four times in 2011. The Board has determined that all of the current members of the committee are, and Mr. Donahee and Ms. Jacobs were, all Independent Directors.

The report of the C&PC is included in this proxy statement, starting on page 41.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in discharging its duties for screening and proposing candidates to serve on the Board and all matters of corporate governance. The committee is currently comprised of Messrs. Karp (Chair), Ley and Wannamaker. Ms. Jacobs also served on the committee during 2011. The committee met four times in 2011. The Board has determined that each current member of the committee is and Ms. Jacobs was an Independent Director, and the nominations of directors are in full compliance with the applicable Nasdaq rules. The committee operates pursuant to a written charter adopted by the Board, which is available at www.alsk.com.

For director nominations, the committee does not require director candidates to meet any particular set of minimum qualifications other than those set forth in our By-laws regarding age, legal compliance, and validity of nomination and election. In assessing potential new directors, the committee considers individuals from various disciplines and diverse backgrounds. The committee reviews the suitability of each candidate in light of the Company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include:

•	ethical character and integrity;

•	proven business judgment and competence;

•	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our Company;

•	knowledge of the Company’s various constituencies such as employees, customers, vendors, and the business community in Alaska;

•	expertise in particular areas such as technology, finance, or marketing;

•	strategic vision;

•	diversity of professional experience and viewpoints;

•	demonstrated ability to act independently and to represent the interests of all shareholders; and

•	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the Company and our shareholders.

Our shareholders may nominate candidates for director positions by timely submitting the candidate’s name, qualifications, and other information required in our By-laws, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The committee applies the same criteria to its evaluation of shareholder-recommended candidates as it applies to other candidates. Except as required by applicable law, the committee has no obligation to actually nominate shareholder-recommended candidates for election as a director.

As referenced in our corporate governance principles available on our investor website at www.alsk.com, the committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. Although the committee does not have a specific diversity policy, it recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the Board as a whole. Accordingly, as part of its evaluation of each candidate, the committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.

The committee specifically reviews the qualifications of each candidate for the Board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. In addition, factors evaluated for incumbent nominees include: attendance and participation at meetings of the Board and relevant Board committees, independence, and any ties to our Company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the Board.

Strategic Planning Committee

The Strategic Planning Committee is appointed by the Board to review and assess, and assist the Board in reviewing and assessing, the Company’s strategic direction, including reviewing potential acquisitions, strategic investments, mergers, and divestiture opportunities. The committee has the authority to take certain actions on behalf of the Board as is set forth in the committee charter.

The Strategic Planning Committee is comprised of three directors: Messrs. Wanamaker (Chair), Hayes, and Ley. The committee met fifteen times in 2011. The Board has determined that each current member of the committee is an Independent Director.

Executive Committee

The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board between meetings of the full Board of Directors. The Executive Committee currently consists of six directors: Edward (Ned) J. Hayes, Jr. (Chair), David W. Karp, Peter D. Ley, Brian A. Ross, Anand Vadapalli and John Niles Wanamaker. The Executive Committee did not hold any meetings in 2011.

Director Nomination Process

The Nominating and Corporate Governance Committee assesses all director candidates, whether submitted by management or a shareholder, and recommends nominees for election to the Board. Recommendations for election are based upon the factors described above under the heading: “Committees of the Board—Nominating and Corporate Governance Committee,” and in this section.

Each year, including in 2011, the Nominating and Corporate Governance Committee reviews eligible director candidates, based on the criteria listed in the description of the committee, above. In 2011, the Board added three new directors with diverse backgrounds, relevant business experience and particular expertise: Messrs. Wannamaker, Karp and Ross were each nominated and selected to replace long-time outgoing directors who were leaving the Board. The particular factors considered by the Committee in selecting these new directors and nominating them for election by our shareholders at the Annual Meeting in 2012 are described further below.

The Nominating and Corporate Governance Committee welcomes shareholder recommendations of director candidates. As noted above, shareholders may suggest candidates for consideration by the committee by submitting their suggestions in writing to the Company’s Corporate Secretary. Shareholder nominations must comply with the requirements and procedures set out in the Company’s By-laws.

Based on the process described above, the committee recommended and the Board determined to nominate each of the six incumbent directors who have consented to stand for election at the 2012 annual meeting of shareholders. The committee and the Board concluded that each of these six incumbent directors should be nominated based on the diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Proposal 1: Election of Directors,” above, and as further discussed for each nominee below.

The individual nominees’ experience relates to and derives from a broad range of occupations and industries, which provides both differing viewpoints among the nominees and familiarity with markets and businesses targeted by our Company for execution of its business plans. Individual nominees also have significant substantive expertise in several areas applicable to their service on the Board, including strategic planning, corporate governance, finance and audit, operations management and telecommunications technology.

Particular factors considered by the committee for each nominee for election to the Board in 2012 are:

Edward (Ned) J. Hayes, Jr.: Mr. Hayes’ factors include his extensive executive and financial management expertise, including as a CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries, and his prior board experience as chair of audit committees. Mr. Hayes also has been determined to be an audit committee financial expert as that term is defined by Nasdaq and securities law.

Anand Vadapalli: Mr. Vadapalli’s factors include his strategic vision and his wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our Company operates. Additionally, his extensive experience in the industry and comprehensive knowledge of our Company’s many competitive challenges and opportunities are a useful contribution to the Board’s deliberative process.

Peter D. Ley: Mr. Ley’s factors include his extensive executive, finance and communications industry experience, including his work as a CFO of technology and telecommunications companies and as an investment banker. Mr. Ley has also been determined to be an audit committee financial expert as that term is defined by Nasdaq and securities laws.

John Niles Wanamaker: Mr. Wanamaker’s factors include his extensive experience stewarding emerging technology-based ventures; his success in finding profitable market positions for innovative technology companies; and his pervasive connections to the Alaska and Pacific Northwest business markets. Mr. Wanamaker is also active as a community leader in Alaska, particularly in the field of higher education.

David W. Karp: Mr. Karp’s factors include his leadership of a service-based firm operating across Alaska; his experience as the CEO of a business expanding into the contiguous 48 states; his background in the Alaska tourism business and as a business buyer of the services that are key to the Company’s growth; and, finally, his reputation as a motivational leader, manager and respected member of the Alaska community.

Brian A. Ross: Mr. Ross’s factors include his extensive prior experience as a CFO and COO of a large regional telecommunications company providing services outside of Alaska and his current executive leadership in providing innovative technological solutions to advance education opportunities for students in the 21st century. Mr. Ross has also been determined to be an audit committee financial expert as that term is defined by Nasdaq and securities laws.

The committee and Board assessed these factors for each nominee in light of our Company’s main business lines and offerings, its customers and the current strategies and objectives of the Company.

Board Self-Evaluation

The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the Board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the Board, other than the Executive Committee, conducts a similar self-evaluation with respect to that committee.

Code of Ethics

To help assure we practice the highest levels of business ethics, we have adopted a Code of Ethics, which is posted on our investor website at the “Corporate Compliance” link at www.alsk.com. We post amendments to or waivers from the provisions applicable to our executives on our website. A copy of our Code of Ethics is also available upon request to our Corporate Secretary.

Risk Oversight

The Board, with the primary assistance of the Audit Committee, is actively involved in the oversight of the risks inherent in the operation of our Company’s lines of business and implementation of its business plans. The Board performs this oversight role through several different levels of review. In connection with its reviews of the operation of the lines of business and corporate functions, the Board addresses the primary risks associated with of the Company’s business. In addition, the Board reviews the risks associated with the Company’s strategic plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the strategic direction of the Company. Finally as part of the annual report preparation and filing, the Board performs a holistic review of the Company’s risk profile and advises management on how best to reflect those concerns in the Company’s reporting.

The Board relies primarily on the Audit Committee to provide continuing oversight of the Company’s management of enterprise risk, including the identification of the primary risks to the Company’s business and interim updates of those risks, and periodic monitoring and evaluation of the primary risks associated with particular lines of business and functions. The Company’s Senior Vice President, Legal, Regulatory and

Government Affairs, for example, reports to the Audit Committee on the Company’s legal risks, emergency management plans, environmental, health and safety compliance and insurance coverage. Similarly, the Company’s CFO reports to the Audit Committee on the Company’s business and financial risks. The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.

Other Board committees also oversee the management of Company risks that fall within each committee’s areas of responsibility. In performing these functions, each committee has full access to management, as well as the ability to engage its own independent advisors. For example, the Nominating and Corporate Governance Committee addresses risk by adopting appropriate rules for corporate governance and monitoring the Company’s compliance with our corporate governance guidelines. As described in more detail below under the heading “Analysis of Risk in Compensation Practices,” the C&PC considers the impact of the Company’s executive compensation program and the incentives created by the compensation awards that it administers, on the Company’s risk profile. In addition, the Company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the Company.

We believe the current leadership structure of the Board supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full Board. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of risk management responsibilities is the most effective approach for addressing the risks that the Company faces.

The Company’s evaluation of risk specifically with respect to our compensation programs for all employees is further discussed at page 42 of this proxy statement, below.

Director Compensation

The following table sets forth for each of our directors who served on the Board during 2011, unless such director is also a NEO, the aggregate dollar amount of all fees earned or paid in cash for services as a director in 2011, including annual retainer fees, committee and/or chairmanship fees, and fees for Board or committee meetings. (Meeting fees were discontinued as of July 1, 2011.). For awards of stock, the table reflects an aggregate grant date fair value computed in accordance with ASC 718, in each case for the year ended December 31, 2011.

Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Edward (Ned) J. Hayes, Jr.	2011	68,016	55,681	—	123,697
Peter D. Ley	2011	50,250	25,391	—	75,641
John N. Wanamaker	2011	42,189	24,497	—	66,686
David W. Karp	2011	31,627	18,821	—	50,448
Brian A. Ross	2011	10,152	3,055	—	13,207
Brian D. Rogers	2011	45,837	25,391	—	71,228
John M. Eagan (1)	2011	—	2,605	—	2,605
Gary R. Donahee (1)	2011	32,755	22,321	—	55,076
Annette M. Jacobs (1)	2011	42,251	25,390	—	67,641

(1)	Former director, who served during 2011.
(2)

This column reflects the grant date fair value of each director’s 2011 stock awards. All awards are vested upon grant and there are no outstanding unvested stock awards. The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718, based upon our stock price on the grant date.

Under our Board of Directors’ approved 2011 Alaska Communications Systems Group, Inc. Non-Employee Director Compensation and Reimbursement Policy (the “Director Compensation Policy”) for Independent Directors, we provide compensation to our Independent Directors consisting of annual cash and equity retainers payable in quarterly installments, as shown in the table below. Prior to the beginning of each calendar year, Independent Directors may elect to receive all or a portion of their cash retainer in common stock or equivalents.

Type of Fee	Effective thru 3/31/2011	Effective 4/1/2011-6/30/2011	Effective 7/1/2011

Annual Board Retainer to: • Board Chair	N/A	$100,000 -no meeting fees	$100,000
• Audit Committee Members	$20,000	$20,000	$45,000
• Other Independent Directors	$20,000	$20,000	$42,500

Annual shares or equivalents to:			Based on Jan. 1 closing price

• Board Chair	N/A	$50,000, based on qtr. close price	$80,000
• Other Independent Directors	3,000 shares	3,000 shares	$50,000

Additional Annual Retainer to:
• Audit and C&PC Committee Chair	$5,000	$5,000	$15,000
• Nominating and Strategic Planning Committee Chairs	$0	$0	$5,000
• Lead Director	$10,000	N/A	N/A

Each board or committee meeting

• In-Person	$1,500	$1,500	None
• Telephonic attendance	$750	$750

Audit Committee meeting

• In-Person	$2,500	$2,500
• Telephonic attendance	$1,250	$1,250	None

Our Independent Directors are also reimbursed for reasonable out-of-pocket expenses incurred for serving as directors.

Our Board of Directors has adopted minimum share ownership requirements for Board members because we believe the Board will more effectively pursue the long-term interests of shareholders if the members are shareholders themselves. Our Director Compensation Policy requires each non-employee director to accumulate and hold at least 15,000 shares of our common stock or stock equivalents by July 2012 or the fifth (5th) anniversary of the director’s continuous service to our Board, whichever is later. All of our directors are in compliance with this requirement.

Vote Required. The Company’s By-laws require directors to be elected by a majority of the votes cast. Any incumbent that fails to receive a majority of the votes cast is required to submit a resignation that will be considered by the Board and accepted absent a compelling reason for the director to remain on the Board.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal No. 1 is in the best interests of the shareholders and unanimously recommends that shareholders vote FOR the election of each of the persons nominated for director in Proposal 1.

Proposal 2: Approval of the Alaska Communications Systems Group, Inc.

2012 Employee Stock Purchase Plan

Overview

The information provided in this Proposal 2 is intended to assist our shareholders in deciding how to cast their votes on the Alaska Communications Systems Group, Inc.’s 2012 Employee Stock Purchase Plan (“2012 ESPP” or “2012 Plan”). This overview and the discussion of the 2012 ESPP set forth in this proxy statement are qualified in their entirety by reference to the full text of the 2012 ESPP, which is attached as Appendix A to this proxy statement.

Alaska Communications uses its employee stock purchase plan as an integral component of its employee benefits program to remain competitive in the market for key talent. The Company believes that the existing 1999 Employee Stock Purchase Plan, as amended (“1999 ESPP”), has played an important role in our ability to attract and retain highly motivated and qualified employees by allowing eligible employees of the Company and the Company’s subsidiaries to acquire an ownership stake in the Company. Subject to the approval of the Company’s shareholders, the proposed 2012 ESPP will replace the 1999 ESPP and reserve new shares of common stock for employee stock purchases under the 1999 ESPP and the 2012 ESPP. If the Company’s shareholders do not approve this proposal, the 2012 ESPP will not go into effect and the existing 1999 ESPP will terminate on December 31, 2012, or earlier, in accordance with its terms.

Description of Plan

The Company’s shareholders are being asked to approve the new 2012 ESPP, and to reserve and authorize for issuance under the 2012 ESPP 1,500,000 shares of common stock. The 2012 ESPP was adopted by the Board of Directors on April 2, 2012 and, if approved by the shareholders, will become effective on July 1, 2012, except that the provisions of the 2012 ESPP relating to the new shares of common stock reserved for issuance will become effective immediately upon adoption of the 2012 Plan by the Board, subject to the approval of the shareholders at the 2012 Annual Meeting. As a result, under this Proposal 2, the shares reserved for issuance under the 2012 Plan shall be available immediately for issuance in respect to the current 1999 ESPP offering period (January 1 through June 30, 2012), and any such shares issued in respect of the current 1999 ESPP offering period will reduce (on a one-for-one basis) the number of shares available for issuance thereafter under the 2012 Plan. The Company’s existing 1999 ESPP was initially approved by the Company’s shareholders in 1999 and, as amended, in 2009. It will expire on December 31, 2012, if not terminated sooner pursuant to its terms.

The purpose of the new 2012 ESPP is to provide a successor plan to the 1999 ESPP and continue to provide eligible employees of the Company and its participating subsidiaries with the opportunity to acquire an ownership interest in the Company by purchasing its stock through payroll deductions under Section 423 of the Internal Revenue Code of 1986, as amended (“the Code”).

The following is a summary of the principal features of the 2012 ESPP. This summary also provides information on the current status of the 1999 ESPP. This summary is not a complete description of all the provisions of the 2012 ESPP The full text of the proposed 2012 ESPP is attached to this proxy statement as Appendix A. A copy may also be obtained from the Company by written request to: Alaska Communications; Attn: Investor Relations, 600 Telephone Avenue; Anchorage, Alaska 99503.

Share Reserve and Plan Administration

Since adoption of the 1999 ESPP, an aggregate of 1,050,000 shares of common stock have been reserved for issuance under the 1999 ESPP. As of April 1, 2012, 1,017,169 shares of common stock have been issued to Company employees under the 1999 ESPP, and 32,831 shares remain available for future issuance. Those remaining 32,831 shares will not be added to the 1,500,000 new shares that are being reserved for issuance under the 2012 ESPP.

The 32,831 shares remaining in the 1999 ESPP are insufficient to cover the anticipated issuance of shares to employees participating in the current offering period (January 1, 2012 through June 30, 2012) under the 1999 ESPP. Therefore, the 2012 ESPP provides that, subject to shareholder approval of this Proposal 2, the new shares which are being reserved in respect to the 2012 ESPP shall also be available for issuance in respect of the current offering period under the 1999 ESPP. Under this proposal, 1,500,000 total shares of common stock will be reserved for issuance under the new 2012 ESPP. Any shares issued to employees in respect to the current offering period under the 1999 ESPP shall, upon issuance, reduce (on a one-for-one basis) the aggregate number of shares available for issuance thereafter under the 2012 ESPP. At the time the 2012 ESPP becomes effective and fully replaces the 1999 ESPP (on July 1, 2012), subject to shareholder approval of the proposal, no further purchase rights will be granted or exercised under the 1999 ESPP.

We intend to register the new shares reserved for issuance under the 2012 ESPP on a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, as soon as practicable after receiving shareholder approval.

The 2012 ESPP will be administered by the Board of Directors, or the Board may delegate administration to a committee consisting of at least two non-employee directors of the Board. The Board or the committee is referred to in this Proposal 2 as the “Administrator” of the 2012 Plan. The Administrator will have full authority to administer the 2012 ESPP, including the authority to interpret and construe any provision of the 2012 ESPP, to adopt rules for the administration, interpretation and application of the 2012 ESPP, and it may also utilize the services of an agent to assist in the administration of the 2012 ESPP. Notwithstanding its delegation of any 2012 Plan administration duties, the Board may, at any time, exercise all rights and duties of the Administrator of the 2012 Plan.

In the event of changes to the Company’s outstanding common stock due to any equity restructuring, such as a stock split, spin-off, rights offering, nonrecurring stock dividend, exchange or combination of shares or other similar change affecting the outstanding common stock as a class without the Company’s receipt of consideration, the Administrator may make any equitable adjustments it determines are appropriate (in its sole discretion) to:

•	the total number of shares reserved for issuance under the 2012 ESPP;

•	the number of shares and class of common stock authorized for issuance under the 2012 ESPP, but which have not yet been issued;

•	the maximum number of shares each participant may purchase during each offering period;

•	the number of shares and class of common stock covered by each outstanding purchase right, and/or

•	the purchase price per share in effect under each outstanding purchase right which has not yet been exercised.

Such adjustments are designed to prevent the dilution or enlargement of rights and benefits intended to be made available under the 2012 ESPP.

Offering Periods and Purchase Rights

The Company’s common stock will be offered for purchase under the 2012 ESPP through a series of successive offering periods, each with a maximum duration (not to exceed 27 months) specified by the Administrator prior to the start date. The initial offering period under the 2012 ESPP will begin on July 1, 2012 and will end on the December 31, 2012. The next offering period will begin on the first business day of January 2013 and subsequent offering periods shall commence each six-month period unless otherwise determined by the Administrator.

At the time a participant joins the offering period, he or she will be granted a purchase right to acquire shares of common stock at six-month intervals on an ongoing basis, subject to the continuing availability of shares under the 2012 Plan. Each participant may authorize periodic payroll deductions in any multiple of 1% (up to a maximum of 15%) of his or her eligible compensation to be applied to the acquisition of common stock at semiannual intervals. The purchase dates will occur on the last business days of June and December of each year, and all payroll deductions collected from the participant for the six-month period ending with each semiannual purchase date will automatically be applied to the purchase of common stock on that date provided the participant remains an eligible employee and does not withdraw from the 2012 ESPP prior to that date. The initial purchase date under the 2012 ESPP will be December 31, 2012.

A participant may withdraw from the 2012 ESPP at any time, and his or her accumulated payroll deductions will be refunded as soon as reasonably practicable after receipt of the notice of withdrawal. If a participant withdraws from an offering period, payroll deductions will not resume at the beginning of the succeeding offering period unless the participant first delivers a new subscription agreement to the Company in accordance with the 2012 Plan.

A participant’s purchase right will immediately terminate upon his or her cessation of employment or loss of eligible employee status. Any payroll deductions which the participant may have made for the six-month period in which such cessation of employment or loss of eligibility occurs will be refunded and will not be applied to the purchase of common stock.

No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of the actual purchase.

Purchase rights are not assignable or transferable by the participant, and the purchase rights will be exercisable only by the participant.

Purchase Price

The purchase price of the Company’s common stock acquired on each semiannual purchase date will be equal to 85% of the LOWER of:

•	the fair market value per share of common stock on the start date of the offering period in which the individual is enrolled, or

•	the fair market value on the semiannual purchase date.

The fair market value per share of common stock on any particular date under the 2012 ESPP will be deemed to be equal to the closing selling price per share on such date on the Nasdaq Global Market. If there is no closing selling price for the common stock on that date, then the fair market value per share shall be the closing selling price on the last preceding date for which such quotation exists. On April 1, 2012, the last selling price per share of the Company’s common stock on the Nasdaq Global Market was $3.08.

Eligibility and Participation

Any individual who (i) is employed by the Company or a participating Company subsidiary on the enrollment date, (ii) has completed a subscription agreement as provided in the 2012 ESPP, and (iii) customarily works for more than 20 hours per week and more than five months per calendar year in the employ of the Company or any participating subsidiary, will be eligible to participate in the 2012 ESPP. An individual who is an eligible employee on the start date of any offering period may join that offering period at that time or on any subsequent semiannual entry date (the first business day in January and July each year) for an offering period, as long as the individual remains an eligible employee. An individual who first becomes an eligible employee after the start date for an offering period may join a subsequent offering period on any semiannual entry date on which he or she is an eligible employee. An employee may participate in only one offering period at a time.

For the initial offering period beginning at the effective time, each eligible employee at that time who has completed a subscription agreement and authorized payroll deductions under the 2012 ESPP will be enrolled as a participant with the ability to contribute up to the maximum amount (15%) of his or her eligible compensation to the 2012 Plan. Payroll deductions will begin only if the participant affirmatively elects to commence such payroll deductions following his or her receipt of the 2012 ESPP prospectus. All contributions to the 2012 ESPP must be made through authorized payroll deductions. If a participant who is currently enrolled in the1999 ESPP does not submit a new subscription agreement and elect to commence payroll deductions under the 2012 Plan, then no shares will be purchased under the 2012 ESPP on that participant’s behalf.

As of April 1, 2012, approximately 860 regular employees, including eight executive officers of the Company, were eligible to participate in the 1999 ESPP. Upon the effective date of the 2012 ESPP, these employees would also be eligible to participate in the 2012 ESPP, subject to the terms and conditions of the 2012 ESPP.

Special Limitations

The 2012 ESPP imposes certain limitations upon a participant’s rights to acquire common stock, including the following restrictions:

•

Purchase rights granted to a participant may not permit the individual to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year in which those purchase rights are outstanding at any time,

•

Purchase rights may not be granted to any individual if the individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries, and

•	No participant may purchase more than 10,000 shares of common stock during any six month offering period.

The Administrator will have the discretionary authority to increase or decrease the per participant and total participant purchase limitations as of the start date of any new offering period under the 2012 ESPP, with the new limits to be in effect for that offering period and each subsequent offering period.

Change In Ownership

In the event of a proposed merger, combination, consolidation, or sale of all or substantially all of the assets of the Company to a successor entity, each outstanding purchase right shall be assumed or an equivalent purchase right substituted by the successor company (or a parent or subsidiary of the successor company). In the event the successor entity refuses to assume or substitute for the purchase right, then the offering period in progress will be shortened and a new purchase date will be set immediately prior to the effective date of the change in ownership. Participants shall be given notice and may elect to withdraw prior to the new purchase date in accordance with the 2012 Plan. The purchase price will be equal to 85% of the LOWER of:

•	the fair market value per share of common stock on the start date of the offering period in which the individual is enrolled at the time such change in ownership occurs, or

•	the fair market value per share of common stock immediately prior to the change in ownership.

Share Proration

Should the total number of shares of common stock which are to be purchased under outstanding purchase rights on any particular purchase date exceed the number of shares then available for issuance under the 2012 ESPP, the Administrator shall make a pro rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock prorated to that individual, shall be refunded to the participant.

Amendment and Termination

The 2012 ESPP will terminate upon the earlier of:

•	the last exercise date prior to the tenth (10th) anniversary of the adoption date, unless sooner terminated in accordance with the 2012 Plan, or

•	the date on which all purchase rights are exercised in connection with a change in ownership of the Company.

The Board may terminate, suspend or amend the 2012 ESPP at any time. However, the Board may not, without shareholder approval:

•	increase the number of shares issuable under the 2012 ESPP,

•	alter the purchase price formula so as to reduce the purchase price, or

•	modify the requirements for eligibility to participate in the 2012 ESPP.

Federal Tax Consequences

The 2012 ESPP is intended to be an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under a plan which qualifies for such treatment, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the 2012 ESPP or in the event the participant should die while still owning the purchased shares.

If the participant sells or otherwise disposes of the purchased shares either (i) within two years after his or her entry date into the offering period in which the shares were acquired, or (ii) within one year after the semiannual purchase date on which those shares were actually acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to the excess.

If the participant sells or disposes of the purchased shares more than two years after his or her entry date into the offering period in which the shares were acquired and more than one year after the semiannual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of, (i) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares, or (ii) fifteen percent (15%) of the fair market value of the shares on the participant’s entry date into that offering period; and any additional gain upon the disposition will be taxed as a long-term capital gain. The Company will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of his or her death, the lesser of (i) the amount by which the fair market value of the shares on the date of death exceeds the purchase price, or (ii) fifteen percent (15%) of the fair market value of the shares on his or her entry date into the offering period in which those shares were acquired, will constitute ordinary income in the year of death.

Accounting Treatment

Under current accounting principles applicable to employee stock purchase plans such as the 2012 Plan, the fair value of each right under the 2012 Plan will be charged as direct compensation to the Company’s reported earnings over the offering period to which the right pertains. The fair value of each such purchase right shall be determined as of its grants date in accordance with FASB ASC 718.

Stock Issuances to Executive Officers and Directors

The table below shows, as to our named executive officers and as to the various indicated groups, the number of shares of common stock issued in respect of transactions under the 1999 ESPP and the number of employees who have participated in each group, as of April 1, 2012. Non-employee directors are not eligible to participate in the 1999 ESPP or the 2012 ESPP.

Name and Position	Number of Shares Purchased

Anand Vadapalli, President and CEO	0

Wayne P. Graham, Chief Financial Officer	0

Leonard A. Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary	5,816

Michael R. Todd, Senior Vice President, Engineering and Operations	0

Michael J. Wynschenk, Senior Vice President, Sales	0

Executive Officers Group (8 persons)	7,427

Non-Employee Director Group (six persons)	Not Eligible to participate

Non-Executive Officer Employee Group (833 persons)	1,009,742

New Purchase Plan Benefits

Because participation in the 1999 ESPP and 2012 ESPP is subject to the discretion of each eligible employee and the amounts received by participants under the 1999 ESPP and 2012 ESPP are subject to the fair market value of our common stock on future dates, the benefits or amounts that will be received by any individual participant or groups of participants if this Proposal 2 is approved are not currently determinable.

Shareholder Approval

The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the 2012 Annual Meeting of Shareholders is required to approve the 2012 ESPP and to reserve 1,500,000 shares for issuance under the 2012 ESPP. According to the 2012 Plan, the shares available for purchase under the 2012 ESPP shall be available for issuance in respect to the current (January 1, 2012 through June 30, 2012) 1999 ESPP offering period, and any such shares issued in respect to the current 1999 ESPP offering period shall reduce (on a one-for-one basis) the number of shares available under the 2012 Plan. Furthermore, if the shareholders approve the 2012 ESPP, no shares will be issued under the 1999 ESPP after June 30, 2012. Should shareholder approval not be obtained, then the 2012 ESPP will not be implemented and the 1999 ESPP will terminate on December 31, 2012 or earlier in accordance with its terms. However, it is anticipated that the remaining shares available for issuance under the 1999 ESPP to employees participating in the Company’s payroll deduction program will be exhausted in the current 1999 ESPP offering period (January 1, 2012 through June 30, 2012).

Our Board of Directors believes that approval of the 2012 Employee Stock Purchase Plan is important to be able to continue to provide our Company’s employees with the opportunity obtain and own common stock and thereby acquire an ownership interest in the Company, which in turn benefits the Company and its shareholders by attracting and retaining the services of motivated, high-quality employees.

The following table sets forth the securities authorized for issuance under our equity compensation plans, as reported in our Annual Report on Form 10-K, as of December 31, 2011.

Equity Compensation Plans	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Approved by security holders:
Stock Options	317,132	$8.64
Restricted Stock	1,422,007	$—	3,755,079

Not approved by security holders:
Stock Options	—	$—

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 2 is in the Company’s best interests and the best interests of its shareholders and unanimously recommends a vote FOR the approval of 2012 ESPP.

Proposal 3: Advisory Approval of the Company’s Executive Compensation

In this Proposal 3, the Company is asking its shareholders to approve the Company’s executive compensation in an advisory vote. This advisory vote to approve executive compensation is also sometimes referred to as a “Say-on-Pay” vote.

Last year, our Board of Directors recommended that the advisory vote to approve NEO compensation be conducted annually, and shareholders voted in favor of this recommendation by a substantial majority. Accordingly, the Board has determined that it will hold an advisory vote to approve NEO compensation annually until the next shareholder vote to determine the frequency of such advisory vote occurs. Subsequent to the Say-on-Pay vote reflected in this Proposal 3, the next advisory vote to approve NEO compensation is expected to occur at our shareholders annual meeting in 2013.

As described below in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 27, the C&PC has designed the Company’s compensation of its executives to align each NEO’s individual compensation with the Company’s short-term and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets.

The Company’s compensation programs primarily reflect the C&PC’s continued commitment to pay-for-performance principles, with a significant portion or our NEOs’ cash compensation, as well as the annual equity grants, being at-risk and subject to the achievement of measurable financial performance goals aligned with the creation of long-term shareholder value. During 2011, significantly over half of our NEOs’ total compensation (as reported in the Summary Compensation Table, below) was at-risk, being comprised of performance-based cash incentive opportunities and performance-based stock units, which only vest if performance objectives are met—otherwise they are permanently forfeited. We rewarded outstanding performance, but also held all NEOs accountable where Company performance fell short of expectations. The C&PC believes that the compensation arrangements it has in place for our NEOs provide for a compensation mix that is consistent with market practice and reasonable in light of the Company’s and each individual executive’s performance. Highlights of the Company’s current compensation program for NEOs include the following:

•

Base salaries of our NEOs are generally set below the median level of our peer companies and are generally not increased from year to year, except where the NEO has been specifically promoted or assumes significant new responsibilities.

•

A greater proportion of our NEOs’ total cash compensation is performance-based than that of our peers, requiring our executives to earn their financial rewards based on Company and individual performance that produces value for shareholders over the long term.

•

Our annual equity grants are also predominantly performance-based. Two-thirds of each NEO’s equity grant made in 2011 was in the form of performance share units (“PSUs”), which vest (in one-third increments over three years) only upon achievement of Company performance targets for the relevant fiscal years—otherwise the grant is forfeited. The remaining one-third of NEOs’ equity grants was provided in restricted stock units (“RSUs”), which also vest in one-third portions over three years if the executive continues to be employed by us, thus promoting retention of our key leadership.

•

Company performance targets are generally set as annual quantitative financial metrics against which subsequent performance is judged. We fully disclose our performance targets and Company results to our shareholders in the proxy statement each year, providing transparency in our compensation programs and decisions.

•

As further discussed in the Compensation Discussion and Analysis and reflected in the Summary Compensation Table, actual pay is well-aligned with Company performance. We set rigorous Company performance targets and pay our NEOs fairly in accordance with actual Company results and their individual performance.

Shareholders are encouraged to read the “Compensation Discussion and Analysis” below, which describes in more detail the specific executive compensation program and policies adopted by the C&PC for

NEOs, as well as the Summary Compensation Table and other related tables and accompanying narrative, which provide quantitative information on the Company’s 2011 results and the corresponding compensation paid to our NEOs.

The C&PC also continues to be committed to excellence in compensation governance practices. Utilizing its own independent compensation consultant, it regularly reviews recommended best practices in executive compensation to ensure our policies are optimally designed. As described in more detail in the “Compensation Discussion and Analysis,” below, the Company has previously adopted a robust “Clawback Policy” and has set change-of-control and other severance benefits so as to avoid excessive payments, including tax gross-ups, to executives, while providing reasonable severance to enable our NEOs to assess possible corporate transactions benefitting shareholders without regard to the effect such transactions might have on their employment with the Company. We pay compensation which is competitive in the markets in which we search for talent. We also have compensation policies in place to avoid egregious pay practices and excessive compensation, and to ensure our NEOs’ financial interests remain well-aligned with those of our shareholders. Among other items, our executive pay practices include the following:

•	We do not pay multi-year or guaranteed bonuses to anyone; NEO incentive compensation is entirely performance-driven.

•	NEO perquisites are very limited in general, substantially below the median of our peers.

•	We have no “tax gross-ups” in any NEO compensation arrangement.

•	We provide no supplemental retirement or pension benefits to NEOs, which are not available to all or substantially all of the Company’s employees under our generally applicable benefit programs.

•	We do not pay dividends or dividend-equivalents on unvested equity grants, and we prohibit executives from pledging, hedging or otherwise encumbering any stock awards.

•

Our NEOs are required to maintain prescribed minimum stock ownership levels based on a multiple of their base salary to ensure that their long-term interests remain aligned with those of the shareholders.

The “Say-on-Pay” advisory resolution gives shareholders the opportunity to express their views on the Company’s NEOs’ compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, shareholders are asked to vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the overall compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders, and pursuant to the disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2011 Summary Compensation Table and the other related tables and the accompanying narrative disclosure.”

As an advisory vote, the shareholder vote on this Proposal 3 is not binding upon the Company, the C&PC or the Board. However, the C&PC, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by our shareholders in their vote on this proposal and will consider the outcome of the advisory vote when making future compensation decisions for our NEOs.

Recommendation of the Board of Directors

The Board of Directors believes that Proposal 3 is in the Company’s best interests and the best interests of its shareholders and unanimously recommends a vote FOR the advisory approval of the Company’s executive compensation.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) in this section provides information regarding the 2011 compensation programs for the principal executive and principal financial officers of the Company and its three other most highly compensated individuals who served as executive officers as of the last day of the year ending December 31, 2011. We refer to these officers as our Named Executive Officers (“NEOs”) in this proxy statement.

Our executive compensation programs are determined and approved by the C&PC of our Board of Directors, which consists entirely of independent members of the Board. None of the NEOs is a member of the C&PC. The Company’s President and CEO recommends to the C&PC for its approval the base salary, annual cash incentive amounts and long-term equity compensation award levels for the other NEOs. The CEO does not make recommendations on his own compensation. Furthermore, the other NEOs do not have a role in recommending or determining the compensation paid to NEOs other than providing such financial or other information as the CEO or C&PC may request from time to time.

We have included certain information in this proxy statement and the CD&A that contains “forward-looking statements,” as that term is defined under U.S. securities laws. These forward-looking statements are statements that are not historical facts and may include financial projections, estimates of the impacts of proposals or other descriptions of the Company’s plans, objectives or intentions that are based on management’s belief, as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee and are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control. Actual Company results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.

The discussion and analysis that follows sets forth the C&PC’s methodology through which it makes executive compensation determinations for our NEOs.

Executive Summary

Significant 2011 Business Actions and Results

Our Board of Directors oversaw an important transition of the executive leadership of the Company in 2011. Effective February 1, 2011, Anand Vadapalli, our Executive Vice President and COO, was named the new President and CEO of the Company. Mr. Vadapalli has been with our Company in successive positions of increasing authority and responsibility since 2006, and he brings extensive knowledge of telecommunications technology and the industry to his position as President and CEO of the Company. As CEO, he has transformed the Company through a rigorous, Company-wide, strategic planning effort in 2011 and by making choices to invest in advanced wireless and broadband technology to provide increased speeds and capacity to serve our customers’ expanding data needs, while also instituting a more customer-centric focus to all our operations. On April 1, 2011, Wayne Graham also joined the executive team as our new CFO. Mr. Graham has extensive financial experience and knowledge of the telecommunications industry and our Company, in particular, having previously served as our CFO.

The Company’s financial results for the year were solid, exceeding 2010 results in all major categories. Key metrics are reported below.

•

Total Company revenue increased by $7.8 million, or 2.3%, over the prior year. Revenue increases in our enterprise and wireless business lines (reported below) were offset somewhat by decreases in wholesale, access and traditional voice wireline revenue, which were anticipated and are part of a continuing industry-wide downward trend we have experienced over the past several years.

•	Enterprise revenue grew by a healthy 7.2% year over year during 2011 compared to 2010.

•

Wireless revenue exceeded 2010 results by $9.6 million, an annual increase of 6.8%. The biggest contributor to the increase was in the wholesale, roaming and other revenue categories, though, notably, data average revenue per user for post-paid subscribers (which constitutes over 90% of our wireless customer base) was up 31% over 2010. Repositioning efforts of the wireless business resulted in three consecutive quarters of subscriber growth after several years of subscriber erosion.

•

The Company achieved 99.7% of the EBITDA target set for cash incentive compensation in 2011, delivering the free distributable cash from business operations necessary to fund future capital investments and grow the Company.

•

The Company, after years of significant focus on cost reductions, including reducing total headcount from 991 in January 2009 to 856 in December 2011, achieved an EBITDA margin of 35.9%, and after servicing debt and investing in capital spending, paid out virtually all of its free cash flow to its shareholders in the form of a common dividend.

Despite these generally solid performance milestones, the Company’s share price and, consequently, the one-year total shareholder return (“TSR”), experienced a significant decline from historic levels in 2011. This was mainly precipitated by factors outside of management’s control, including the announcement by Verizon Wireless of its upcoming entry into the wireless market in Alaska and changes to the federal government’s longstanding programs of universal service fund support for high-cost areas of the nation, which were announced by the Federal Communications Commission (“FCC”) in October 2011. The entry of Verizon Wireless is expected to have a significant impact on roaming revenues, and the FCC’s changes are anticipated to have a negative impact on certain high cost support dollars currently received by all telecommunications carriers in Alaska, including the Company. Roaming and high cost support dollars represent approximately 25% of the Company’s total revenues and, accordingly, these external events are material to the Company’s future prospects.

Management and the Board of Directors recognized that these external events will pose challenges for the Company’s financial performance over the next few years. Given the Company’s historical focus on cost reduction, we believe the Company could generate long term value by pursuing opportunities for revenue growth while making investments in process improvements and information technology infrastructure to further drive efficiencies over time.

Under our new CEO’s leadership, the Company completed a three-year business plan in 2011, which is designed to improve our position in the market as the leading-edge provider of advanced wireless and wireline broadband technology solutions to consumers and businesses in Alaska through additional investments in products and services, and improvements in customer service. The C&PC believes that the Company’s updated business plan has realistically identified the long-term prospects and opportunities for the Company to grow market share in an expanding broadband market. Importantly, while we have historically operated with relatively high levels of long term debt, given the external events, management and the Board of Directors believe the level of debt needs to be reduced.

Thus, one outcome of the 2011 planning process was that the Board of Directors made the decision to reverse the past practice of paying out virtually all of the company’s free cash flow to its shareholders in the form of quarterly dividends, in favor of a policy of allocating a significant portion of this free cash flow to invest in the business plan and reduce the amount of long term debt. In December 2011, the Board of Directors approved a new annual dividend rate of $.20 per share as compared to $.86 per share that had previously been paid.

The C&PC has confidence that our management team has fully and realistically assessed the short term challenges and long term opportunities available to the Company and is proactively making the changes necessary to anticipate and address a stage of major transition for the Company.

Continued Commitment to Pay-for-Performance

The C&PC has set a significant proportion of the compensation of the CEO and the other NEOs based on their ability to achieve annual performance objectives that have been chosen to advance the Company’s essential business objectives and create sustainable long-term shareholder value. The Company’s performance-based compensation elements are specifically designed to provide incentives sufficient to reward high performance, but they also assure accountability by having a greater proportion of total compensation at risk when performance does not meet our pre-established targets than is generally the case for our peers. Consistent with the Company’s emphasis on a pay-for-performance philosophy, which is described in more detail below, the C&PC took the following actions in 2011 to further enhance the Company’s commitment to pay-for-performance:

•	Provided over half of each NEO’s total pay as “at risk,” performance-based compensation, with the CEO’s proportion at-risk exceeding that of the other NEOs.

•	Set our NEOs’ base salaries generally below the median of our peer companies, and provided cash incentive awards as a higher proportion of total cash compensation than is typical amongst our peers.

•

Provided a significant portion of executive compensation in the form of equity grants, and maintained substantial NEO stock holding requirements, thereby reinforcing the incentive to manage the Company’s business as owners with a significant stake in the future success of the Company.

•

Modified our equity grant program to specify that fully two-thirds of annual NEO equity awards are provided as PSU grants, which only vest (in one-third increments) upon achievement of Company performance targets, as determined by the C&PC, in each of the three years following the year of the grant. The remaining one-third of equity grants is provided as time-vested restricted stock units (vesting in 1/3 increments over three years) to encourage retention of these key leaders.

•

Sought and received shareholder approval of a new 2011 Incentive Award Plan, which, among other changes beneficial to shareholders’ interests, eliminated single-triggers for vesting of new equity grants in change-of-control situations, made all new awards of equity compensation explicitly subject to clawback provisions consistent with recent changes in the law and current pay practices, and provided the shareholder approval necessary to qualify our executive compensation for deductibility under Section 162(m) of the Internal Revenue Code. Immediately following its approval by our shareholders at the 2011 Annual Meeting, the 2011 Incentive Award Plan was implemented commencing with our 2011 equity awards.

With respect to our new President and CEO’s compensation, in particular, the C&PC recalibrated pay levels in 2011 and negotiated an employment agreement with our President and CEO that provides target total compensation below the median for our peer companies, and which is also lower overall than our previous CEO’s compensation package. These changes are reported in the Summary Compensation Table, below. Significantly, based on the figures presented in the Summary Compensation Table, the new CEO’s annualized compensation package in 2011 as compared to the previous CEO’s compensation package in 2010, was approximately 31% lower.

Say-on-Pay and Say-When-on-Pay Shareholder Advisory Votes

In accordance with enhanced disclosure rules adopted by the SEC in January 2011, in our 2011 Proxy Statement we, for the first time, presented two proposals that provided an opportunity for our shareholders to cast advisory votes on our executive compensation program. The first proposal, known as a “Say-on-Pay” vote, allowed the shareholders to vote whether to approve our current executive compensation program on an advisory basis. The Say-On-Pay vote by our shareholders in 2011 was overwhelmingly positive with a 96.8% approval of the Company’s executive compensation program. In light of this favorable result, the C&PC took no actions in 2011 specifically in response to the shareholder advisory vote. However, as reported elsewhere in this CD&A, the C&PC regularly reviews the executive compensation program in light of the Company’s long-term goals, our pay-for-performance philosophy, and the rapidly changing market in which we compete. As a result, it has taken several affirmative steps in 2011 to set appropriately challenging performance goals and to further emphasize pay-for-performance elements of our NEOs’ pay, so as to continue to enhance and improve the alignment of executive compensation with the Company’s actual results in respect to the metrics determined to be critical to its future success.

The second advisory proposal presented by management for shareholder approval in 2011 was an opportunity for our shareholders to cast their votes on how often the Company should include the Say-on-Pay advisory vote in its proxy materials for future shareholder meetings. The options presented included every year, every two years, every three years, or shareholders could abstain from voting. However, the C&PC and the Board of Directors recommended that the shareholders approve the option of holding Say-on-Pay advisory votes every year, and the shareholders, by a vote of 75.5% of the total votes cast, agreed with management’s recommendation in favor of annual Say-on-Pay votes in the future. Following the 2011 Annual Meeting of Shareholders, the C&PC determined to adopt an annual frequency for future Say-on-Pay votes, in accordance with the results of the shareholder advisory vote. Accordingly, in the current proxy statement, the Company has included Proposal 3, above, under the heading: “Proposal 3: Advisory Approval of the Company’s Executive Compensation.”

Continued Commitment to Good Compensation Governance

Our Company continues to strive to maintain excellent governance standards with respect to its executive compensation practices. The C&PC believes that the compensation arrangements for our NEOs are consistent with current market practices, provide for compensation that is reasonable in light of the Company’s and each individual executive’s responsibilities and performance and do not contain features that would be considered problematic or egregious. The C&PC retains discretion to make changes in our policies and reviews our compensation practices each year to ensure they are updated consistent with preferred approaches. Among other items (which are described in more detail below), the Company has in place the following policies to ensure that its executive compensation policies are consistent with good governance standards.

•	Our NEOs are not entitled to any guaranteed, non-performance based or multi-year cash bonuses or salary increases.

•	Perquisites in general are minimal at our Company and do not constitute a significant portion of the compensation of our NEOs.

•	We offer no tax reimbursements (“tax gross-ups”) to our NEOs, whether in respect to perquisites or any other compensation.

•

The Company does not provide excessive severance or change-of-control benefits to our NEOs. In particular, our new 2011 Incentive Award Plan, which was approved by our shareholders in 2011, eliminated single triggers on equity vesting in the event of change of control. Double triggers (i.e., a change of control of the Company coupled with an involuntary termination of employment) are now required for any change-of-control severance benefits which might be provided to our executives.

•

The Company has a robust Clawback Policy in place that requires reimbursement from executives and former executives of their cash incentive payments and equity awards in the event of misconduct or unethical behavior that results in the Company having to file a material restatement of the Company’s financial results. Furthermore, the C&PC retains ample discretion to modify the Company’s Clawback Policy in the future as needed to meet new or revised legal or regulatory requirements, and the changes will be applicable to all our current executives.

•

The Company does not currently offer, nor does the Company have any plans to provide, any special executive retirement or benefits packages, that are not available to all or substantially all of our employees. Our executives participate in the broad-based Company-sponsored health and welfare benefit programs on the same basis as our other regular employees.

•

To ensure ongoing alignment of the NEOs with the interests of our Company’s shareholders, we have minimum stock holding requirements for all our NEOs, defined as a multiple of their base salaries, which require our executives to maintain a substantial equity interest in the Company.

Proposed new 2012 Employee Stock Purchase Plan

The C&PC and the Board have approved the inclusion in this proxy statement of a shareholder proposal (Proposal 2, above) asking our shareholders to approve the Company’s new 2012 ESPP, which was adopted, subject to shareholder approval, by our Board of Directors on April 2, 2012. The proposed 2012 ESPP is intended to replace our existing 1999 ESPP, which would otherwise expire on December 31, 2012, and to extend the opportunity for our employees to purchase stock in the Company for an additional ten years, until 2022. The proposed 2012 ESPP also would authorize a total aggregate number of shares of common stock to be reserved for issuance under the 2012 ESPP of 1,500,000 shares, which are expected to be issued under the 2012 ESPP over multiple years. Subject to the approval of the Company’s shareholders, the 2012 ESPP also makes shares reserved under the 2012 Plan available immediately for issuance to employees participating in the existing 1999 ESPP during the current offering period, and provides that any shares so utilized shall reduce, on a one-to-one basis, the aggregate number of shares that may be issued thereafter under the new 2012 ESPP. The 2012 ESPP is available for all eligible Company employees to participate in through payroll deductions. We believe it is beneficial to the interests of shareholders because it encourages the employees’ alignment with the interests of our shareholders through their direct ownership of Company stock.

The Company also believes the existing 1999 ESPP has played an important role in the Company’s efforts to attract and retain qualified employees by allowing the Company’s employees to acquire an ownership stake in the Company. Shareholder approval of the 2012 ESPP will allow the Company to continue to offer the ESPP to its employees and furnish the Company with the ESPP shares that it needs to remain competitive in the marketplace for key talent.

The 2012 ESPP is discussed in more detail above under the heading: “Proposal 2: Approval of the Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan.” If the Company’s shareholders do not approve this proposal, the existing 1999 ESPP will remain in effect until its expiration on December 31, 2012; however, it is anticipated that the shares available for purchase by employees under the 1999 ESPP will be exhausted by June of 2012.

Executive Compensation Program Overview and Objectives

The C&PC believes that the Company’s long-term success depends in large measure on the talents and dedication of our executive management team and our employees. Our executive compensation program is designed to achieve three fundamental objectives: (1) attract, incent and retain qualified individuals with the leadership skills necessary to develop and execute the Company’s strategic direction and to achieve long-term performance goals; (2) reward appropriately to hold the executives accountable for the Company’s and their individual performance; and (3) align executives’ interests with the interests of the Company’s shareholders so as to maximize the incentive for them to create and enhance sustained shareholder value.

When reviewing the executive compensation program and our performance metrics, the C&PC considers how our compensation program supports the Company’s business objectives, strategy, performance, and risk profile. The C&PC seeks to structure the compensation program to provide incentives for executives to appropriately balance risk and reward consistent with the Company’s long-term business and risk management objectives, so as to most effectively further our shareholders’ interests.

The qualities, abilities and commitments of our NEOs are considered significant contributing factors to the proper leadership of our Company and the driving force for delivering shareholder value. Specifically, our current executive compensation policies are designed to:

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Pay base salaries below the median of our peers. We have structured our executive compensation program to pay below-median base salaries to our executives, and require them to earn the full value of their total compensation packages through a higher proportion of performance-based pay, which includes both cash and equity components. By making equity grants a significant portion of our at-risk compensation, the Company also conserves cash resources which can be used to further the interests of the business.

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Provide pay for performance for the majority of our compensation. Over one-half (1/2) of the total target compensation of all of our NEOs is expected to be “at-risk” and is paid based on achievement of annual or long-term Company performance goals and individual performance. Target cash incentive compensation constitutes fifty percent (50%) of the total target cash compensation for each of our executives. In addition, in accordance with changes approved by the C&PC in 2011, sixty-seven percent (67%) of the equity awards granted to the NEOs in 2011 are in the form of PSUs that only vest if performance targets are achieved by the Company in subsequent years; otherwise, they are entirely forfeited.

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Align executives’ compensation with shareholder interests. Our compensation practices are designed to align our executives’ interests with those of our shareholders through a mix of cash and long-term equity incentive compensation. Annual equity awards with performance-based vesting, coupled with significant equity holding requirements, in particular, are intended to ensure that our executives’ long-term interests continue to be aligned with those of our shareholders.

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Motivate executives to pursue revenue growth in key segments of the business and growth of overall cash generated by our business operations. Awards of at-risk compensation generally are determined based on multiple, quantitative financial metrics designed to reward the sustained growth of cash by our operations that can be attributed directly to management efforts, together with achievement of key revenue generation goals in critical segments of our business. We believe this approach to measuring our results directs our executives toward achieving long-term profitable growth, disciplined capital allocation, and value delivery to our shareholders.

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Assure all opportunities for long-term growth are pursued. By linking a significant portion of NEO equity awards to the Company’s performance two and three years in the future, our executive equity program is specifically designed to provide incentives for our executives to remain focused on the long-term growth and success of the Company.

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Compete for, and retain, top talent. Our objective is to provide compensation and benefits that are in alignment with the market for the talent we seek. To this end, an independent study of our executive compensation programs is typically completed every two years, to ensure our total cash and equity compensation packages are competitive with peers in the market, especially considering our relatively remote location in Alaska. The C&PC also adjusts our compensation program as necessary to ensure we offer the optimum mix of annual cash incentives and long-term equity incentives to attract and ensure the retention of key talent.

As described below in more detail under “Current Executive Compensation Program Elements,” the material components of the Company’s current executive compensation program for our NEOs include: a base salary; an annual cash incentive opportunity; a long-term, performance-based equity incentive opportunity; time-based, restricted stock awards to encourage retention; severance protection for certain terminations of NEOs; and eligibility for the same broad-based health, welfare and retirement benefit programs provided to all or substantially all of our employees. The base salary, time-vesting restricted stock awards and employee benefit programs are the elements of our executive compensation which generally are not “at risk” in any given year. The Company believes that to attract, retain and motivate top-caliber executives, it needs to pay some predictable compensation amounts that reward continued service. Balanced with these non-performance based elements, and providing the majority of our total executive compensation, are the annual cash incentive awards and the long-term (vesting over three years) equity grants that constitute our incentive-based pay. The C&PC believes that this mix of base pay and long and short-term incentive-based compensation provides the appropriate balance to hold executives accountable for performance annually and over long term and also ensures that their interests will remain aligned with those of our shareholders.

Compensation Committee Oversight of the Executive Compensation Program

The C&PC oversees and regularly assesses the effectiveness of our executive compensation programs. To ensure that our executive compensation remains competitive and is properly benchmarked to peers, the C&PC generally engages an independent compensation consultant to conduct an executive compensation study every other year. At the C&PC’s request, a compensation study was last completed in the third quarter of 2010 by Frederic W. Cook & Co., Inc. (“FW Cook, Inc.”). FW Cook, Inc. is an independent consultant to the C&PC and provides no other consulting or other business or professional services to the Board, the Company or its management. The FW Cook, Inc. study was commissioned to provide the C&PC with an independent, competitive review of executive compensation levels, as compared to our peer companies, and also to provide recommendations on possible changes to our pay structure. The consultant’s review of the Company’s executive compensation program considered its effectiveness in supporting the Company’s business strategy, the current business and regulatory environment in which the Company operates, evolving corporate governance considerations, and recent accounting, tax and disclosure requirements.

As part of the consultant’s study, FW Cook, Inc. recommended, and the C&PC adopted, the use of a new set of 15 peer companies broadly similar to our Company with respect to both industry type and size. This new group of peer companies is thought to be more representative of the complex and evolving array of data technology services provided by our Company than our previous peer group, which consisted of six companies, and, consequently, it provides better comparative data. (The six companies previously used were retained as comparators within the larger group of 15 companies included in the 2010 study.)

In the consultant’s compensation study, our Company ranked roughly in the median of this peer group, both in terms of revenue range and market capitalization. The fifteen peer group companies considered by FW Cook, Inc., in its 2010 study are listed below.

AboveNet	Neutral Tandem

Atlantic Tele-Network	Ntelos

Cbeyond	Premiere Global

Cincinnati Bell	Shenandoah Telecom

Cogent Communications	Surewest Communications

Consolidated Communications	USA Mobility

General Communications	Vonage Holdings

ITC Deltacom

When analyzing the peer group data used for reviewing the compensation of our executives, the C&PC reviewed and compared, among other metrics, type of operations, market capitalization, revenues, net income, EBITDA, total shareholder return, return on invested capital and return on equity, over the 2010 fiscal year and cumulatively for the past three fiscal years, for each peer company. The C&PC expects to revisit and update the results of the 2010 compensation study later in 2012.

The C&PC reviewed the compensation packages of the executive officers of each of the peer group companies included in the FW Cook, Inc., study and compared them with the compensation of each of our NEOs with approximately comparable duties and responsibilities. In addition, technology-company survey data from Radford Consulting Services, size-adjusted based on our Company’s revenues, was also utilized in evaluating pay levels against peers. The purpose of reviewing such data was for the C&PC to determine whether the compensation paid to our NEOs is generally competitive with that paid by peer group companies to their NEOs, recognizing that our compensation practices reflect that our NEOs operate in a more geographically remote market and manage a relatively more diverse portfolio of telecommunications services than do the executives of many of our peer companies.

Based on the information provided by the consultant’s study, the C&PC determined that our NEOs’ base salaries are below the median of the 15 peer companies. Performance-based annual target cash incentives generally represent a higher percentage of the total cash compensation for our NEOs, and target equity incentive grant values are generally at or above the median level compared to peers. As a result, our total target direct compensation is at or moderately above the median, but a higher percentage of our total compensation is at risk, providing an upside to our executives only if Company performance meets or exceeds expectations. The comparison of severance benefits offered to our executives showed that they are generally comparable to those of our peer companies, and other benefits and perquisites are more limited than those offered by our peers.

Based on the results of its 2010 review of our executive compensation program, the C&PC decided to leave 2011 base salaries and target incentive compensation for our NEOs similar to or lower than the levels we offered in 2010. Compensation levels set in new executive employment arrangements entered into in 2011 were generally consistent with this determination. The C&PC’s independent consultant, F.W. Cook, Inc., also recommended some changes to the equity component of our pay structure. After considering the results of the consultant’s study, the C&PC approved several changes to our equity grant program which became effective in 2011. Most significantly, the C&PC determined that two-thirds of our NEOs’ equity grants for 2011 would be provided in the form of Performance Stock Units, which are linked to the Company’s performance over the three successive years following the year of the grant. One-third increments of each annual PSU grant have the potential to vest in each of the three years. If the Company does not achieve its pre-established performance goals in any year, the shares dependent on that year’s performance are forfeited. This change has further increased our Company’s emphasis on pay-for-performance, in keeping with our overall compensation philosophy.

Although the C&PC believes it is important periodically to review the compensation policies of a representative peer group, the C&PC also believes we must adopt compensation policies that incorporate our own business objectives, conditions, and culture. We face unique considerations in attracting executive talent to the remote Alaska labor market, meeting our Company’s specific hiring and retention goals, keeping our focus on our pay-for-performance principles, and the desirability of balancing short and long-term goals and results.

Therefore, while the C&PC reviews peer data regularly, the C&PC does not annually adjust the compensation paid to our NEOs based on the compensation policies of peer group companies and does not index the total compensation of our NEOs or any element of their compensation against the peer group. We offer the compensation we believe is appropriate to attract, retain and incent our key executives in this highly competitive industry, but there are no guaranteed pay levels and the C&PC retains discretion to adjust compensation as business needs and the Company’s circumstances change.

The C&PC determines our President and CEO’s compensation package in consultation with the independent members of our Board. Management does not provide input in the determination of the CEO’s compensation.

In February 2011, the C&PC approved a new, three-year employment agreement with Mr. Vadapalli, who was named President and CEO effective February 1, 2011. The CEO’s compensation package was negotiated based on the recommendations of and with the assistance of the C&PC’s independent compensation consultant, FW Cook, Inc. Mr. Vadapalli developed and made recommendations to the C&PC regarding the 2011 compensation of the other NEOs who report directly to him and also made recommendations as to their individual performance goals and objectives. While the CEO developed and recommended the compensation packages for our other NEOs, the C&PC has the ultimate authority to approve or modify management’s recommended compensation packages.

The Company also entered into a new employment arrangement in February 2011 with Mr. Graham, and Mr. Graham joined the Company as our CFO on April 1, 2011. Mr. Graham’s compensation package conforms to the same pay-for-performance policies applicable to our other NEOs, as discussed further below. No increases in compensation packages were made in 2011 over 2010 for Messrs. Steinberg, Todd or Wynschenk. All of our NEOs’ annual equity grants in 2011 were in accordance with the reconfigured equity compensation program approved by the C&PC.

Current Executive Compensation Program Elements

Each separate component of our executive compensation package is described in more detail in the paragraphs that follow.

Cash Compensation

In determining cash compensation paid to our NEOs, the C&PC first determines the “total target cash compensation” that would be required to attract and retain qualified executives. As outlined above, the C&PC has determined that base salary and target annual cash incentive amounts should each generally comprise fifty percent (50%) of an executive’s total target cash compensation, reflecting a significant portion of compensation at risk, but with an upside for our executives if the Company performs well.

Base salaries

Our NEOs’ respective employment arrangements provide for annual base salaries as set forth in the “Salary” column of the Summary Compensation Table below. Base salary levels are established by considering a number of factors, including the needs of the Company, the nature and responsibility of each NEO position, the particular qualifications, experience and expertise of the individual executive, competitiveness of the market for the executive’s services, the executive’s potential for driving the Company’s success in the future, individual performance, and other judgmental factors deemed relevant by the C&PC. Base salaries for our NEOs are generally set below the median salaries paid by our peer companies. Our NEO base salaries were at the same or lower levels in 2011 as compared to 2010, except for Mr. Vadapalli’s, whose base pay was increased in February 2011 in conjunction with his appointment as President and CEO with overall responsibility for the strategic direction of the Company. Both Mr. Vadapalli and Mr. Graham’s base salaries were also prorated in 2011, to reflect that each executive served only a portion of the year in his new position.

Annual Cash Incentive Awards

Annual cash incentive awards represent the performance-based portion of our NEOs’ total target cash compensation. Annual cash incentive targets are set at one hundred percent (100%) of base salary for all our NEOs, representing the C&PC’s determination to set a higher proportion of compensation at risk than is generally the case for our peer companies. During the first quarter of each year, the C&PC establishes Company performance targets and individual goals applicable to that year. The target awards for an individual participant may be revised during the year as a result of a promotion or other change in the individual’s position or responsibilities. The C&PC does not allow any multi-year or other guaranteed cash incentive payments or bonuses for any of our NEOs; all of their cash incentive compensation is performance-driven.

Annual cash incentive award payouts generally occur during the first four months of the year following the performance year, after completion of the Company’s audited financial statements. Cash incentive payouts to NEOs are not made if the Company does not achieve a predetermined percentage of the Company performance targets. Cash incentive payouts to NEOs may be diminished when actual performance is less than the Company performance targets and enhanced when actual performance exceeds 100% of the Company performance targets. Cash incentive payments for NEOs generally may not exceed 200% of the annual target amounts under our executive compensation plan.

Finally, in addition to the Company performance targets, each NEO’s award may be further adjusted upward or downward based on the C&PC’s discretionary evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation of Company performance targets and Company results as described in the previous paragraph.

The C&PC established clear, quantifiable, Company performance targets for payment of cash incentive compensation in 2011 that reflect the changing nature of our business, and especially the increased emphasis on enterprise and wireless services revenue as key contributors to our Company’s future success. Consequently, the C&PC established three Company performance targets for payment of each or our NEOs’ 2011 cash incentive compensation. The first 2011 target was to attain an annual EBITDA amount equal to or greater than $126.3 million. This metric was chosen because the C&PC believes EBITDA to be a compelling indicator of the Company’s overall success in generating free distributable cash and increasing shareholder value during the fiscal year because it eliminates the effects of period-to-period changes in costs associated with capital investments, interest and stock-based compensation expense that are not directly attributable to the underlying performance of the Company’s business operations. We define EBITDA as earnings before interest, taxes, depreciation, gain or loss on asset purchases or disposals, gift of services, amortization and stock-based compensation expense. EBITDA is not a Generally Accepted Accounting Principle measure, and our measurement of EBITDA may differ from other companies.

The second Company performance target was enterprise revenue of $59.4 million, and the third Company performance target for 2011 was wireless revenue of $149.3 million. These goals were chosen because of their importance to the Company’s future success in an increasingly data-driven market for services. The EBITDA, enterprise revenue and wireless revenue Company performance targets were each weighted as one-third of the total Company performance target in determining the payout to our NEOs based on our 2011 results, with the exception of our Senior Vice President for Sales, Mr. Wynschenk. In place of the EBITDA target, Mr. Wynschenk was given a special target of $9.2 million in revenue that was intended to drive sales of IT managed services at a partner technology services company, TekMate, LLC, which the Company had newly invested in during 2010. The above-listed enterprise, wireless and partner services revenue targets were each weighted as one-third of the Company performance target applicable to Mr. Wynschenk.

The amount of cash incentive actually awarded to each NEO was determined based upon the Company’s performance against the Company performance targets, as well as the individual performance of each executive. Upward or downward adjustments in the cash awards (within a specified range) were made where the Company exceeded or fell short of its annual Company performance targets. Company performance below certain thresholds (90% of target in the case of enterprise, wireless and managed services partner revenue and 95% of target EBITDA) resulted in no payout for that portion of the NEO’s cash incentive compensation. At the minimum thresholds described above for each goal, payout based on the Company’s results was set to equal 50% of the target incentive compensation amount for each executive. Between the minimum 50% threshold and performance to 100% for each Company goal, payouts increased based on a preset formula. For the EBITDA goal, the cash incentive payout increased by 10% for each 1% increase in EBITDA results up to the 100% EBITDA goal, which would result in a 100% payout of the NEOs’ target cash incentive compensation. For the enterprise revenue, wireless revenue and TekMate partner services goals, each 1% increase in Company performance up to 100% of target equaled a 5% increase in the cash incentive payout, such that at 100% Company performance of the goal, the executive would be eligible for 100% of his or her target cash incentive compensation, subject to further adjustments for individual performance. Overachievement of the Company performance targets was rewarded by a predetermined accelerated cash incentive payout ratio. For EBITDA performance above target, each 1% increase over the target would result in a 20% increase in cash incentive payment for the portion of incentive compensation tied to that goal. For the enterprise revenue, wireless revenue and TekMate partner services revenue goals, each 1% increase in Company results over the 100% target would result in a 10% increase in the amount of cash incentive payout based on Company results. At 105% of EBITDA and 110% of performance on each other goal, a maximum payout cap equal to 200% of the target cash incentive amount applied as the upper limit for cash incentive awards to our NEOs.

The Company’s actual results for 2011 compared to the preset Company goals are shown in the table below:

Description	Target (millions)	Results (millions)
EBITDA	$126.3	$126.0	*
Enterprise	$59.4	$52.0
Wireless	$149.3	$150.2
Partner	$9.2	$6.4
*	Adjusted to exclude $500,000 of extraordinary one-time expense in 2011 from EBITDA results.

As shown above, actual 2011 results exceeded the Company target for wireless revenue, and EBITDA was 99.7% of target levels, while enterprise and managed services partner revenue were below target.

As reported in the Summary Compensation Table, below, cash incentive payments made to our NEOs were consistent with the results reported by the Company for 2011. The C&PC applied its predetermined schedule to reduce the cash incentive awards that were available to the NEOs based on actual results achieved with respect to the three Company performance targets applicable to each. Overall payments generally were reduced below target by approximately 32% based on the Company’s performance (except for Mr. Wynschenk, who received lower cash incentive because of lower-than-target Company performance related to the managed-services partner revenue goal that applied only to him). These adjustments were based on the Company’s 2011 performance results, before being further adjusted for individual performance of each of our NEOs. Payments to NEOs were then subject to further adjustment for individual performance, as assessed by the C&PC, with the assistance of the CEO (except in the case of the CEO’s own compensation). The C&PC awarded three of our NEOs upward adjustments and one NEO a downward adjustment in their cash incentive payments based on individual performance. Mr. Vadapalli earned an enhanced incentive based on his leadership in the Company’s business planning process, his contributions to operational performance, and his effective outreach and positive impact with business and community leaders and our employees. Mr. Graham earned an enhanced cash incentive award for his contributions to the business planning process, for his leadership in refinancing our convertible debt and for improving performance of the Company’s finance organization. Mr. Steinberg earned an enhanced award for his role in representing the Company during the FCC reform process and for successfully managing the Company’s legal risks. Mr. Wynschenk’s award was reduced due to underperformance against specific revenue targets.

Final 2011 cash incentive awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table on page 43.

Long-Term Equity-Based Incentive Compensation

As noted above, the C&PC made substantial changes to the structure of our executive equity grant program in 2011, thereby increasing the proportion of overall compensation which is purely performance-based to over half of each executive’s total compensation. Each specific element of the current equity program is described in more detail in the paragraphs below. As a result of these changes, our NEOs’ incentive compensation will depend on Company performance levels to a greater degree than previously. This is consistent with our pay-for-performance philosophy in our rapidly changing business. The C&PC believes the changes in equity compensation approved for 2011 will align our NEOs interests even more closely with our shareholders’ interests, while still providing sufficient incentive to retain the key leadership of our company.

Performance Stock Units

Sixty-seven percent (67%) of our NEOs’ total target annual equity grants are now in the form of PSUs. These PSUs vest only if the Company’s performance in each of the three years following the year of the grant achieves the Company performance target for each of those years. One-third of the PSUs vest in each of the three years if the Company performance target for that year is met or exceeded. Otherwise, all PSUs tied to that year’s performance are forfeited. Vesting of each one-third increment occurs the year following the performance year, after Company financial results have been determined based on audited financial statements.

The C&PC made equity grants to each of our NEOs in July 2011 in accordance with the new 2011 equity compensation plan. For Mr. Vadapalli, our President and CEO since February 1, 2011, the total target dollar value of his equity grants was determined by the C&PC in accordance with the guidelines in his 2011 employment agreement, under which the C&PC retains discretion to set the annual amount of the grant. The 2011 performance stock unit and restricted stock unit awards made to our other NEOs were generally determined as a percentage of their base salaries, based on the relative level of responsibility of each of these NEOs as compared to the CEO, as determined in the judgment of the C&PC. In addition, the 2011 equity awards granted to Mr. Vadapalli and Mr. Graham, who joined the Company as our CFO on April 1, 2011, were pro-rated for their actual time in their respective positions in 2011, which was less than the full year.

The Company set the specific EBITDA target for vesting of the first one third (1/3) of the performance stock units granted in 2011 at EBITDA of $120.0 million. The EBITDA target was utilized because the C&PC believes it is the most direct indicator of the Company’s overall success in generating free distributable cash and increasing shareholder value during the fiscal year which is attributable to the underlying performance of the Company’s business operations. Based on the Company’s adjusted EBITDA results of $126.0 million for 2011 (which includes an adjustment for a one-time, extraordinary expense), the C&PC determined that the Company had achieved the EBITDA goal for vesting of PSUs, and, consequently, one-third (1/3) of the performance stock units granted to our NEOs in 2011 vested in March 2012.

Time-Vested Restricted Stock Units

While the large majority of our NEO equity awards made in 2011 were delivered as PSUs, which only vest upon the Company’s achievement of pre-set performance targets, to encourage retention, provide an additional long-term incentive for executives to remain with the Company, and to further align management with the interests of our shareholders, the C&PC determined that thirty-three percent (33%) of our NEOs’ annual equity awards would continue to be granted as time-vesting RSUs. These RSUs vest in one-third increments in each of the three years following the year of the grant, as long as the NEO remains continuously employed with the Company. All of our executives who were with the Company and received RSU grants in 2011 had one-third portions of those RSU grants vest in accordance with the award agreements in March 2012.

Under the terms of prior equity award agreements approved by the C&PC in 2009 and 2010 in respect of our previous executive equity compensation program, accelerated vesting of one-third portions of outstanding grants of performance accelerated restricted stock units (“PARSUs) made in 2009 and 2010, for NEOs who were with the Company and received these equity grants under our prior equity program, was subject to achievement of an EBITDA goal of $126.3 million set for 2011. Based on the Company’s adjusted EBITDA results of $126.0 million, the C&PC determined that that the goal for vesting was not met, and the previously granted PARSUs did not vest on an accelerated basis in 2012. They will, however, be eligible for cliff vesting in subsequent years in accordance with the terms of the award agreements.

In addition, the C&PC determined that long-term, performance-accelerated restricted stock unit grants, which were awarded to executives who were with the Company in 2009 under our previous equity program, also did not vest on an accelerated basis in 2012 in accordance with the conditions of those grants. This determination was based on the fact that the cumulative Company EBITDA performance target established for the three years 2009 through 2011 was not achieved. The cumulative EBITDA target for 2009-2011 was $383.9 million, and the Company’s cumulative EBITDA result for that time period was $375 million. These long-term performance accelerated restricted stock units will still cliff vest after five years.

Constraints on All Equity Grants

Our NEOs may not purchase shares on margin, use equity grants as collateral for loans, or otherwise hedge, pledge or encumber any securities comprising an equity-based award; nor may they sell any awards for cash before the award vests in accordance with the terms of the applicable grant agreement. Trading of shares of Company stock is further limited by our insider trading and Company blackout restrictions. In addition, we do not pay dividends (or gross up equity awards for dividend equivalents) on unvested equity-based compensation. We also do not allow re-pricing or exchange of options for shares or cash. As discussed further below, minimum stock holding requirements apply to all our NEOs.

Other NEO Benefits

Our NEOs receive standard health, welfare and retirement benefits which are available to all or substantially all employees of the Company. There are no special or supplemental retirement benefits provided to our NEOs under our executive compensation program.

Other Compensation Governance Policies

No Guaranteed or Non-Performance based bonuses or salary increases

None of our NEO’s has an employment arrangement or other contractual right guaranteeing any cash incentive or other annual or multi-year bonus payments or any salary increases. Annual cash incentive awards are earned based solely on the Company’s and individual NEO’s performance successes. Base salary increases are discretionary with the C&PC and, in recent years, generally have not been awarded except in connection with a substantial promotion and increase in responsibilities of a higher-level position.

Stock Ownership Guidelines

We have adopted minimum stock ownership requirements for our NEOs because we believe that management will more effectively pursue the long-term interests of our shareholders if they are shareholders themselves. The C&PC reviews our stock ownership requirements and makes changes, as needed, to bring our policy into line with evolving market practice. Our current policy requires each executive, except the CEO, to accumulate and hold a number of shares of our common stock having a value of at least one-and-a-half times (1.5x) the executive’s base salary. The CEO is expected to hold shares of common stock equal to at least three times (3x) his base salary. Each of our NEOs has five years from his or her appointment to the position to achieve the prescribed ownership levels. All of our executives either are in full compliance with this requirement or have not yet been in the position for five years. We do not impose specific holding periods for equity grants made to our executives, but our executives must at all times hold sufficient stock to ensure compliance with our minimum stock ownership requirements.

Relative Levels of Compensation among NEOs

Generally, the elements of compensation described earlier apply to all of our NEOs. Mr. Vadapalli, our President and CEO since February 1, 2011, is the most highly compensated of our NEOs, reflecting his overall responsibility for the strategic direction and management of the Company. Mr. Vadapalli also serves as a member of the Company’s Board of Directors and has a more visible role in the community and with our shareholders.

Our other NEOs received lower total compensation than the CEO, reflecting their relatively more defined authorities and responsibilities, but pay equity as between the CEO and the other NEOs, and also among our other NEOs, is generally in line with recommended pay practices. As of December 31, 2011, our Senior Vice President, Legal, Regulatory and Government Affairs, Mr. Steinberg, was the second most highly paid NEO by a modest amount. Mr. Todd, our Senior Vice President, Engineering and Operations, was the third most highly compensated NEO, followed by Mr. Wynschenk, our Senior Vice President for Sales. Mr. Graham, our CFO, joined the Company on April 1, 2011 and, consequently, earned prorated compensation for his first partial year in 2011. His total target compensation would have exceeded Mr. Steinberg’s, if he had served in his position for the full year.

The C&PC considers and approves the total compensation of the CEO and the other NEOs based in part on an informal internal evaluation that considers the relativity of pay between the CEO and the other NEOs, taking into account each NEO’s particular responsibilities and span of control, as well as their individual contributions, performance, skills, judgment, leadership qualities and competencies.

Wealth Accumulation

The C&PC does not believe that wealth accumulation, other than through our equity compensation program, should be a significant consideration when establishing our compensation policies. Our NEOs do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings from principally other companies’ retirement plans earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current compensation based on the NEOs’ accumulated savings and investment returns, whether or not under our Company plans.

Consideration of Effects of Equity Compensation Practices on Shareholders

To assess the potential dilution to our shareholders, the C&PC may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. In addition, the C&PC may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made. The C&PC does not take into account an individual executive’s holdings of vested but unexercised awards in determining additional equity awards to the executive. The C&PC also does not take into account the value realized by an executive during a fiscal year from the exercise of equity awards granted during a prior year. The C&PC believes that value realized by an executive from the exercise of any such equity award relates to services provided during the year of the grant or of vesting, and not necessarily during the year of exercise.

In response to concerns raised by some shareholders in 2009 regarding the rate of our equity grants to Company employees, the C&PC has made a series of changes in our equity grant practices in recent years. Specifically, in July 2009, the C&PC adopted a new stated policy applicable to the then-in-effect 1999 Stock Incentive Plan (“1999 Plan”), which provided that the Company would not grant employee equity awards under the 1999 Plan which exceeded two percent (2%) of the three-year average twelve-month outstanding common stock for the period between July 10, 2009 and December 31, 2012. The Company met that commitment in 2009 and continuously through June 2011, at which time the 1999 Plan was retired and replaced by the Company’s new 2011 Incentive Award Plan. The C&PC is considering whether to extend a similar commitment to the new 2011 Incentive Award Plan.

In addition, in 2010, the C&PC awarded smaller equity grants overall to our NEOs as compared to 2009. It also engaged an independent compensation consultant to help the C&PC review and analyze our executive compensation program. As a result of that work, the C&PC significantly redesigned our executive equity program starting in 2011 to, among other things, provide that two-thirds of our annual NEO equity grants are to be made in the form of PSU awards, which only vest if Company performance targets are achieved. This change further reduced our rate of incentive awards granted to our NEOs in 2011.

The Board also put forward a new Company Incentive Award Plan in 2011, which was approved by our shareholders at the 2011 Annual Meeting. It eliminated certain undesirable provisions of our prior 1999 Plan, which were less favorable to shareholders’ interests, including certain share counting practices, and also added new shareholder protections regarding change-of-control payments and clawback obligations, among other items. All shares previously authorized under the 1999 Plan were transferred to the 2011 Incentive Award Plan, so that future awards will be made only under the 2011 Incentive Award Plan, and the 1999 Stock Incentive Plan has been retired (with the limited exception of remaining outstanding but unvested awards previously made under the 1999 Plan).

Most recently, in 2012, the C&PC decided to further reduce the value of our NEOs’ 2012 annual equity awards across the board by 35% from the 2011 levels, in recognition of the one-year reduction in total shareholder return experienced by our shareholders during 2011 as a result of the significant decrease in the share price, which was discussed earlier in this proxy statement. The C&PC is considering putting in place a special incentive program in future years which would provide an opportunity for our executives to earn back the value foregone by the 2012 decrement in their equity grants, which would be based solely on the Company’s performance as we execute our revised business plan.

The C&PC has closely monitored the effects of its recent executive compensation changes and plans to continue to evaluate our equity grant program to determine whether further actions would be beneficial.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code generally limits to one million dollars ($1,000,000) the tax deductibility of annual compensation paid to certain officers. Performance-based compensation may, however, be excluded from the limit so long as it meets certain requirements. While the C&PC retains flexibility, when practicable we seek to design our compensation plans and programs so as to allow the Company to deduct compensation expense. Our 2011 Incentive Award Plan, approved by our shareholders, provides the explicit shareholder approval necessary for us to seek to structure compensation arrangements that qualify as performance-based compensation and are exempt from the one million dollars ($1,000,000) deductibility limit set forth in Section 162(m).

Policies and Practices Regarding Award of Equity Grants

All equity grants to our NEOs are made only at regularly scheduled meetings of the C&PC. In addition, the C&PC has delegated authority to a Non-Executive Equity Compensation Subcommittee to make equity compensation grants at regularly scheduled meetings to employees who are not executive officers.

Incentive Compensation “Clawback” Reimbursement Policy

Our 2010 Officer Severance Policy includes a robust executive compensation “Clawback Policy”. This Clawback Policy provides that the Board of Directors or any committee of the Board may require any executive officer who leaves the Company, and to whom the policy applies, to return to the Company any cash incentive payments or equity awards (or the value thereof) that were provided to the officer on the basis of Company or individual performance which is later discovered to be based on misconduct or unethical behavior that results in the Company having to file a material restatement of the Company’s financial results. The C&PC also retains the discretion to make changes to its Clawback Policy based on the future adoption of regulations by the SEC or future changes in the law, and such changes will be applicable to all our current NEOs.

In addition, new employment arrangements entered into with our CEO and CFO in 2011, after enactment of the Dodd-Frank Act, contain expanded clawback language that requires reimbursement for incentive and severance payments to the executive and for equity awards granted (or the value or profits realized therefrom), for the look-back time periods provided in the law, which were made on the basis of financial results later found to require an accounting restatement, regardless of any misconduct or lapse on the part of the executive. In addition, reimbursement is required from the CEO and CFO after termination of their employment, in the event the Company subsequently discovers actions or omissions which would have warranted a termination for cause.

Severance and Other Benefits upon Termination of Employment or Change of Control

Change-of-control severance provisions apply to each of our NEOs, either through the terms of their individual employment agreements or the Company’s 2010 Officer Severance Policy, which is expressly applicable under the terms of most of our NEOs’ employment arrangements. The primary purpose of these change-of-control protections is to align executive and shareholder interests by enabling our NEOs to assess possible corporate transactions without regard to the effect such transactions could have on their employment with the Company. In seeking to adhere to best compensation practices, the change-of-control provisions currently applicable to all our NEOs avoid excessive payments or “single triggers” for receipt of severance benefits in the event of a change of control. Double triggers (a change-of-control event plus the Company’s termination of the executive without cause, or resignation by the executive for good reason, within specified time periods from the change of control) are required for receipt of any change-of-control benefits (with the limited exception of remaining outstanding unvested equity grants which were made in earlier years under our now-retired 1999 Stock Incentive Plan). The C&PC sets the amount of change-of-control benefits provided for our executives at amounts that the C&PC believes are reasonable in the event of the occurrence of the circumstances specified for receipt thereof. The specific change-of-control severance provisions applicable to each NEO are discussed in more detail below under the heading: “Employment Arrangements and Potential Payments upon Termination or Change of Control.”

Tax Gross-ups

We do not provide tax gross-ups to any of our NEOs, and the C&PC does not plan to include tax gross-ups in any future employment arrangements.

Limited Perquisites and Other Fringe Benefits

Perquisites provided to our NEOs are very limited in scope and do not constitute a significant portion of the compensation of any NEO. We generally provide an automobile allowance to all our NEOs to assist them in fulfilling their responsibilities to the Company and to compensate them for use of their own automobile in the performance of services for us. Our NEOs who have joined us from locations outside of Alaska are generally reimbursed for a portion of their moving expenses due to the high costs of relocating to and from Alaska. (We have extended relocation benefits to certain other key officers and employees relocating from out-of-state to accept positions with us, as well.) Our NEOs also are generally eligible for the same employee discounts available to all our employees and they are eligible to participate in the same broad-based Company retirement, 401K, health and welfare, and employee stock purchase plans available to all or substantially all of our employees.

The following table lists our perquisites and identifies those that we offer to our executives and employees.

Type of Perquisites	CEO	NEOs	Full-Time Employees
Employee Discounts	X	X	X
Moving Expenses	X	X	Some
Automobile Allowance	X	X	Some
Legal Reimbursement	X	Not Offered	Not Offered
Spousal Travel Reimbursements	Not Offered	Not Offered	Not Offered
Financial Planning Allowances	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Supplemental Executive Retirement Plan	Not Offered	Not Offered	Not Offered

Compensation and Personnel Committee Report

The Compensation and Personnel Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq. The Board established this C&PC to discharge the Board’s responsibilities relating to compensation of the Company’s CEO and each of the Company’s other executive officers. The C&PC has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other NEOs. The C&PC has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Submitted by,

Brian A. Ross, Chair
David W. Karp
Brian D. Rogers

Compensation and Personnel Committee Interlocks and Insider Participation

Our C&PC is comprised of Messrs. Brian A. Ross (Chair), David W. Karp and Brian D. Rogers. None of the members of the C&PC is or was our officer or employee or has had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the C&PC is an executive officer of another entity for which any of our executives serves as a C&PC member. In addition, none of our executive officers served as a director for a company that employs as an executive officer any of our directors.

Analysis of Risk in Compensation Practices

Consistent with the SEC’s disclosure requirements, the Company has assessed our compensation programs for all employees. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management has evaluated the Company’s executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. The risk assessment process includes a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, the effectiveness of our risk controls and the impacts of our compensation programs and their risks to Company strategy. Although we periodically review all compensation programs, we focus on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.

Our compensation programs generally include the elements of base salary, performance-based cash incentive compensation, equity awards, and other standard employee benefits, which are generally uniform in design and operation throughout the Company and with all levels of employees. Variable pay components for employees below the executive level are generally a smaller percentage of their overall compensation and are dependent on the relative level of the employee’s position in the Company. Certain internal groups have different or supplemental compensation programs tailored to their specific roles in the Company. For example, our sales personnel are paid primarily on a sales commission basis tied to their success in generating revenue for the Company. A majority of our workforce is also unionized, and their compensation is generally determined based on the requirements of our collective bargaining agreement.

In structuring our variable pay programs and related performance metrics, the C&PC carefully considers the impact of our pay practices on the Company’s risk profile. Our compensation program is intended to robustly promote a results-oriented, performance-based culture so as to effectively drive business and financial results, without incurring unacceptable risk. Accordingly, the C&PC has created a balance of short-term and long-term financial rewards for our executive team, with both cash and equity components, providing strong incentives for our executives to judiciously balance risks and rewards consistent with the long-term interests of our shareholders. The process of annual goal-setting and the measurements used for determining incentive pay are subject to multiple levels of review and approval, and Company results are determined based on our audited financial statements, thus ensuring that significant rigor and oversight attends the variable compensation process. To further strengthen our controls on risk-taking, we have worked to incorporate best pay practices for our executives, including clawbacks, minimum equity holding requirements, elimination of problematic pay practices, and prohibitions on hedging or otherwise encumbering unvested equity grants.

The C&PC monitors our compensation programs on an annual basis and makes modifications as necessary to address any changes in the Company’s business or risk profile.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended material risk to the Company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our Company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls and the risk management practices of the Company.

Compensation Tables

Summary Compensation Table for 2011

The table below sets forth a summary of the compensation we incurred for our CEO, former CEO, CFO, former CFO, and each of the three additional most highly compensated executive officers who served in such capacities as of December 31, 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)

Anand Vadapalli President and Chief Executive Officer	2011	438,079	—	334,279	—	418,611	31,366	29,971	1,252,306
	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—

Liane J. Pelletier Former President and Chief Executive Officer	2011	299,832	—	11,024	—	—	287	—	311,143
	2010	500,000	—	966,297	—	478,500	27,004	12,000	1,983,801
	2009	500,000	—	622,700	540,364	309,375	20,893	24,245	2,017,577

Wayne P. Graham Chief Financial Officer	2011	178,847	—	108,217	—	177,702	13,096	—	477,862
	2010	—	—	—	—	—	—	—	—
	2009	—	—	—	—	—	—	—	—

David Wilson Former Executive Vice President and Chief Financial Officer	2011 2010 2009	139,781 275,000 274,329	— — —	— 339,378 484,013	— — 299,498	— 258,390 155,000	8,349 32,996 366,236	100,000 — —	248,130 905,764 1,579,076

Leonard A. Steinberg Sr. Vice President, Legal, Regulatory & Government Affairs and Corporate Secretary	2011 2010 2009	220,002 220,000 220,000	— — —	126,974 339,378 213,477	— — —	163,824 191,400 124,000	15,356 17,774 11,231	— — —	526,156 768,552 568,708

Michael R. Todd Sr. Vice President, Engineering & Operations	2011	220,002	—	126,974	—	142,974	—	—	489,950
	2010	186,157	18,000	79,065	—	132,906	—	—	416,128
	2009	—	—	—	—	—	—	—	—

Michael J. Wynschenk Sr. Vice President and General Manager, Sales	2011	220,002	2,500	126,974	—	58,242	—	108,013	515,731
	2010	160,770	—	55,529	—	126,633	—	—	342,932
	2009	—	—	—	—	—	—	—	—

(1)

Stock awards in 2011 comprise annual restricted stock unit awards that vest in equal parts over three years and performance stock unit awards that will only vest if the Company achieves certain performance targets specified by the C&PC. The 2009 and 2010 stock awards comprise annual and long-term restricted stock unit awards that vest on the fifth anniversary of the date of grant, unless the Company achieves certain performance targets specified by the C&PC, in which case accelerated vesting is provided. The amounts in this column reflect the grant date fair value of restricted stock unit awards and performance stock unit awards. Assumptions used in calculating these amounts are included in Note 14 to our audited financial statements for the year ended December 31, 2011 included in the 2011 Annual Report. No dividends are paid on unvested restricted or performance stock unit grants.

(2)

Represents grant date fair value for SSARs awarded in 2009. The strike price for each of the 2009 awards was $9.38. No options or stock appreciation rights were granted by the Company in 2010 or 2011. The fair value is based on the Black Scholes value as of the applicable grant date. Assumptions used in calculating these amounts are included in Note 14 to our audited financial statements for the year ended December 31, 2011, included in the 2011 Annual Report.

(3)

Amounts represent annual cash incentive payments under our then current compensation program and applicable employment agreements. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

(4)	Based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The Company does not manage the plan, and the amounts provided are estimates.
(5)

Includes an automobile allowance of $10,500 and $19,471 in legal fees paid to Mr. Vadapalli. Consulting fees in the amount of $100,000 were paid to Mr. Wilson, pursuant to a consulting agreement entered into with him as part of the transition plan for Mr. Wilson’s termination of employment. Mr. Wynschenk received relocation expenses of $106,600 and an automobile allowance of $1,413.

Grants of Plan-Based Awards for 2011

The following table sets forth each grant of an award including equity and non-equity awards made to each NEO during the year ended December 31, 2011. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of		Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)		Awards ($)

Anand Vadapalli	—	—	450,000	900,000	—	—	—	—		—
	7/12/2011	—	—	—	—	—	—	25,828	(3)	191,126
	7/12/2011	—	—	—	—	52,438	52,438	—		143,153

Liane J. Pelletier	1/10/2011	—	—	—	—	—	—	1,126	(4)	11,024

Wayne P. Graham	—	—	250,000	500,000	—	—	—	—		—
	7/12/2011	—	—	—	—	—	—	8,362	(3)	61,878
	7/12/2011	—	—	—	—	16,976	16,976	—		46,339

Leonard A. Steinberg	—	—	220,000	440,000	—	—	—	—		—
	7/12/2011	—	—	—	—	—	—	9,811	(3)	72,601
	7/12/2011	—	—	—	—	19,919	19,919	—		54,373

Michael R. Todd	—	—	220,000	440,000	—	—	—	—		—
	7/12/2011	—	—	—	—	—	—	9,811	(3)	72,601
	7/12/2011	—	—	—	—	19,919	19,919	—		54,373

Michael J. Wynschenk	—	—	220,000	440,000	—	—	—	—		—
	7/12/2011	—	—	—	—	—	—	9,811	(3)	72,601
	7/12/2011	—	—	—	—	19,919	19,919	—		54,373

(1)

Target cash incentive award amounts represent amounts payable under our annual cash incentive program and applicable employment agreements, for performance in 2011, which for each of our NEOs is generally equal to 100% of base salary. Under the program, the actual incentive payments are based on the Company’s performance relative to the performance target, as adjusted by individual performance. Actual awards could be as low as zero.

(2)

Represents grant of annual performance stock units that vest, in equal portions, only upon Company achievement of specified performance goals established by the C&PC in each of the three consecutive calendar years following the year of grant.

(3)	Represents grant of annual restricted stock units that will vest, in equal portions, in each of the three consecutive calendar years following the year of grant, subject to continued employment.
(4)	Represents restricted stock units granted to Ms. Pelletier pursuant to her employment agreement that vested in full on April 1, 2011.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth unexercised options; restricted stock units that have not vested; and equity incentive plan awards for each NEO outstanding as of December 31, 2011.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Anand Vadapalli	275,000	(2)	9.09	12/19/2013	—		—	—		—
	—		—	—	4,061	(4)	12,224	—		—
	—		—	—	17,266	(5)	51,971	—		—
	—		—	—	15,910	(6)	47,889	—		—
	—		—	—	23,865	(7)	71,834	—		—
	—		—	—	21,567	(8)	64,917	—		—
	—		—	—	32,350	(9)	97,374	—		—
	—		—	—	25,828	(10)	77,742	—		—
	—		—	—	—		—	52,438	(11)	157,838
Wayne P. Graham	—		—	—	8,362	(10)	25,170	—		—
	—		—	—	—		—	16,976	(11)	51,098
Leonard A. Steinberg	4,166	(3)	8.00	2/20/2012	—		—	—		—
	—		—	—	3,982	(4)	11,986	—		—
	—		—	—	16,125	(5)	48,536	—		—
	—		—	—	14,464	(6)	43,537	—		—
	—		—	—	21,695	(7)	65,302	—		—
	—		—	—	15,934	(8)	47,961	—		—
	—		—	—	23,900	(9)	71,939	—		—
	—		—	—	9,621	(10)	28,959	—		—
	—		—	—	—		—	19,919	(11)	59,956
Michael R. Todd	—		—	—	966	(5)	2,908	—		—
	—		—	—	6,397	(6)	19,255	—		—
	—		—	—	7,000	(8)	21,070	—		—
	—		—	—	9,811	(10)	29,531	—		—
	—		—	—	—		—	19,919	(11)	59,956
Michael J. Wynschenk	—		—	—	4,668	(8)	14,051	—		—
	—		—	—	9,811	(10)	29,531	—		—
	—		—	—	—		—	19,919	(11)	59,956

(1)	Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market.
(2)	Represents SSARs granted to Mr. Vadapalli on December 19, 2008, which became exercisable on December 19, 2010 per Mr. Vadapalli’s amended and restated employment agreement.
(3)	Represents stock options granted to Mr. Steinberg on February 20, 2002, which became exercisable on February 20, 2011 and have subsequently expired, under-water, on February 20, 2012.
(4)

Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2012. We did not meet our performance targets for 2009, so this grant did not accelerate to an earlier vest date.

(5)

Represents performance accelerated restricted stock units with a cliff vest date in 2013. We did not meet our performance targets for 2009, therefore, this grant will not accelerate to an earlier vest date.

(6)

Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2014. We did not meet our Company performance goals for 2009 or 2011, so this grant will not accelerate to an earlier vest date.

(7)

Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2014. We determined that we did not meet the cumulative Company goals for the three (3) year period from 2009 through 2011, so, this grant will not accelerate to an earlier vest date.

(8)

Represents performance accelerated restricted stock units with a cliff vest date in 2015. We determined that we did not meet our Company performance goal for 2011, therefore one-half (1/2) of this grant did not accelerate and vest in 2012 and the remaining one-half (1/2) may accelerate in 2013, if we meet goals that are set for 2012.

(9)

Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2015. These grants may accelerate in 2013, if we meet cumulative Company goals for the three (3) year period from 2010 through 2012.

(10)

Represents restricted stock units, of which one-third (1/3) vested on March 1, 2012 and the remaining two-thirds (2/3) will vest in equal portions on March 1, 2013 and March 3, 2014, subject to continued employment.

(11)

Represents performance stock units that are scheduled to vest in three equal annual installments following the date of grant (generally in the first quarter of the year following each performance year) based upon Company performance goals established by the C&PC in each of 2011, 2012, and 2013. We determined that we met the 2011 performance goal for this grant, therefore, one-third (1/3) vested in March 2012.

Option Exercises and Stock Vested in 2011

The following table sets forth information regarding stock options exercised by, and the shares of restricted stock units that vested, for each of our NEOs in 2011. The value of the shares acquired upon exercise of stock options is based on the difference between the closing price of the shares on the exercise date and the exercise price. The value of restricted stock units realized is based on the closing price of the shares on the vesting date.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anand Vadapalli	—	—	23,890	238,326
Liane J. Pelletier	700,000	1,703,000	54,460	549,396
David Wilson	275,000	222,750	30,040	311,810
Leonard A. Steinberg	—	—	19,896	197,294
Michael R. Todd	—	—	8632	83,597
Michael J. Wynschenk	—	—	2,332	23,507

2011 Pension Benefits

The table set forth below includes, for each NEO, the number of years of service credited to the NEO under the AEPP as of December 31, 2011. This table includes our estimates of the actuarial present value of each NEO’s accumulated benefit under the plan.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anand Vadapalli	AEPP	6	286,267	—
Liane J. Pelletier	AEPP	7.25	341,620	—
Wayne P. Graham	AEPP	5.75	295,768	—
David Wilson	AEPP	7.42	407,581	—
Leonard A. Steinberg	AEPP	11	408,727	—
Michael R. Todd	AEPP	3	—	—
Michael J. Wynschenk	AEPP	2	—	—

The AEPP is a non-contributory, multi-employer defined benefit retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications, but we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. Participants, including each of our NEOs, receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. Mr. Steinberg is the only one of our current NEOs that is eligible for normal retirement at the present time.

Employment Arrangements and Potential Payments upon Termination or Change of Control

We have entered into employment arrangements setting the specific terms of compensation with each of our NEOs. These arrangements are summarized below.

Anand Vadapalli

We entered into a new employment agreement (“Agreement”) with Anand Vadapalli, as President and CEO of the Company, effective February 1, 2011. (Mr. Vadapalli was previously our Chief Operations Officer and Executive Vice President.) The Agreement provides for a three-year employment period with an annual base salary of four hundred fifty thousand dollars ($450,000), target annual cash incentive compensation of not less than his base salary, and eligibility to receive annual equity grants, which the Agreement provides should be guided by the principle that equity awards should not be less than twice (2x) the value of Mr. Vadapalli’s base salary. Under the current executive equity grant program, these annual awards are made as a mix of performance stock units and restricted stock units. The C&PC retains discretion to set the actual amount of cash incentive payments and the amounts and types of equity awards each year. Mr. Vadapalli’s total compensation was prorated in 2011 to reflect his initial partial year in the CEO position.

Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination of his employment by the Company “without cause” or resignation by Mr. Vadapalli for “good reason,” as those terms are defined in his Agreement, Mr. Vadapalli is entitled to receive severance benefits. His severance benefits include a cash payment of nine hundred thousand dollars ($900,000); a cash incentive payment based on achievement of annual performance objectives for the last full year of his employment (if not previously paid), plus a prorated cash incentive payment for the portion of the year he was employed during the last partial year of his employment; continued vesting of equity awards generally in accordance with the terms of the individual equity award agreements (except that, for performance-based awards, the award amount is to be prorated based on the C&PC’s determination of the Company’s performance measured against previously-established Company performance targets applicable to the individual awards as of the date of termination of his employment); monthly payments for up to one year to cover federal medical COBRA premiums in certain circumstances; and reimbursement for relocation expenses of up to fifty thousand dollars ($50,000) and reimbursement for realtor commissions on the sale of his residence of up to fifty thousand dollars ($50,000), subject to certain conditions. In the event his employment is terminated by the Company “without cause” or Mr. Vadapalli resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of one million eight hundred thousand dollars ($1,800,000), plus the cash incentive payments described above; accelerated vesting of all equity awards made after the date of the Agreement (equity awards made prior to the Agreement shall vest only in accordance with the terms of the individual award agreements); monthly payments equal to COBRA health insurance payments for up to eighteen months, plus another six months at the average rate paid for the prior eighteen months, under certain circumstances; and the same relocation and realtor commission reimbursements as described above.

The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2011.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$900,000	$450,000	$235,581	(1)	$118,206	(3)	$1,703,787
Death	—	450,000	299,775	(1)	—		749,775
Disability	—	450,000	299,775	(1)	—		749,775
Change- in-control	$1,800,000	$450,000	$581,788	(2)	$136,412	(4)	$2,968,200	(5)
Company with cause or employee without good reason	—	—	—		—		—

(1)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011.

(2)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011. Approximately $346,207 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(3)

Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination, reimbursement of up to $50,000 each for realtor commission and relocation costs to the contiguous United States are paid.

(4)

Assumes COBRA health insurance coverage is reimbursed for the maximum period of 24-months following termination, and reimbursement of $50,000 for realtor commissions on the sale of his residence and $50,000 for relocation costs to the contiguous United States are paid.

(5)

Per Mr. Vadapalli’s 2011 employment agreement, if a change-of-control event had occurred on December 31, 2011, this amount would have been reduced to approximately $2.47 million, pursuant to provisions in Mr. Vadapalli’s employment agreement that provide for change-of-control related payments to him to be reduced in the event such reduction would place him in a better net after-tax position due to the potential application of Sections 280G and 4999 of the Code and associated Treasury Regulations.

Wayne P. Graham

Mr. Graham accepted the Company’s offer of employment on February 27, 2011, and he joined the Company as our CFO on April 1, 2011. Under the terms of his employment arrangement, Mr. Graham is paid an annual base salary of two hundred fifty thousand dollars ($250,000) and is eligible to receive a target annual cash incentive equal to his base salary. Actual payments of cash incentive compensation are dependent on Company and individual performance each year. His agreement also provides that Mr. Graham is eligible to receive annual target awards of equity, with grant values of approximately one and a half times his base salary. Under the current executive equity grant program, these annual awards are made as a mix of performance stock units and restricted stock units. Mr. Graham’s total compensation was prorated in 2011 for his initial partial year of employment.

Mr. Graham is also eligible to receive reimbursement for relocation expenses of up to fifty thousand dollars ($50,000) for his move to Alaska. Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Graham for “good reason,” Mr. Graham is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.20 to our annual report on Form 10-K, filed on March 2, 2012. For Mr. Graham, the severance benefits include a cash payment of five hundred thousand dollars ($500,000), and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Graham resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of five hundred thousand dollars ($500,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Graham at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Graham would have received, assuming a termination of his employment in the following scenarios on December 31, 2011.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$500,000	—	—		$18,206	(2)	$518,206
Death	—	—	$76,267	(1)	—		76,267
Disability	—	—	76,267	(1)	—		—
Change- in-control	$500,000	—	$76,267	(1)	$18,206	(2)	$594,473
Company with cause or employee without good reason	—	—	—		—		—

(1)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Leonard A. Steinberg

Effective January 1, 2012, Mr. Steinberg was promoted to assume new and expanded responsibilities as our Senior Vice President, Legal, Regulatory and Government Affairs. The Company also entered into a new employment arrangement with Mr. Steinberg, which took effect on January 1, 2012, and replaces his prior agreement dated November 7, 2007. The new agreement provides for an annual base salary of two hundred forty thousand dollars ($240,000) and a target annual cash incentive payment equal to his base salary. Actual payments of cash incentive compensation are dependent on the Company’s and his individual performance each year. Mr. Steinberg’ s agreement also provides that he is to receive annual target awards of equity, with grant values to be aligned with the Company’s executive equity plan as applied to executives at his level of responsibility. Under the current executive equity grant program, these annual awards are made as a mix of performance stock units and restricted stock units.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Steinberg for “good reason,” Mr. Steinberg is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the 2010 Officer Severance Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.20 to our annual report on Form 10-K, filed on March 2, 2012. For Mr. Steinberg, the severance benefits include a cash payment of four hundred eighty thousand dollars ($480,000), and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Steinberg resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of four hundred eighty thousand dollars ($480,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Steinberg at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Steinberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2011, if his 2012 employment agreement had been in effect on that date. The benefits he would receive under the 2012 agreement are set forth here because they are the most current applicable benefits and would in any case exceed the benefits he would have received in his prior position as Vice President, General Counsel and Corporate Secretary.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock and Options		Benefits		Total
Company without cause or employee for good reason	$480,000	—	—		$18,206	(3)	$498,206
Death	—	—	$149,437	(1)	—		149,437
Disability	—	—	149,437	(1)	—		149,437
Change- in-control	$480,000	—	$378,176	(2)	$18,206	(3)	$876,382
Company with cause or employee without good reason	—	—	—		—		—

(1)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011.

(2)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011. Approximately $289,261 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Michael R. Todd

Mr. Todd is the Company’s Senior Vice President, Engineering and Operations. Under the terms of his October 15, 2010 employment arrangement, Mr. Todd is paid an annual base salary of two hundred twenty thousand dollars ($220,000) and is eligible for a target annual cash incentive equal to his base salary. Actual payments of cash incentive compensation are dependent on the Company’s and his individual performance each year. Mr. Todd’ s agreement also provides that he is to receive annual target awards of equity, with grant values consistent with the executive equity plan, as applied to executives at his level of responsibility. Under the current executive equity grant program, these annual awards are made as a mix of performance stock units and restricted stock units.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Todd for “good reason,” Mr. Todd is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the 2010 Officer Severance Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.20 to our annual report on Form 10-K, filed on March 2, 2012. For Mr. Todd, the severance benefits include a cash payment of four hundred forty thousand dollars ($440,000), and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Todd resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of four hundred forty thousand dollars ($440,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Todd at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Todd would have received, assuming a termination of his employment in the following scenarios on December 31, 2011.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$440,000	—	—		$18,206	(3)	$458,206
Death	—	—	$89,487	(1)	—		—
Disability	—	—	89,487	(1)	—		—
Change- in-control	$440,000	—	$132,720	(2)	$18,206	(3)	$590,926
Company with cause or employee without good reason	—	—	—		—		—

(1)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011.

(2)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011. Approximately $43,233 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Michael J. Wynschenk

Mr. Wynschenk is the Company’s Senior Vice President of Sales. Under the terms of his employment arrangement dated October 14, 2010, Mr. Wynschenk is paid an annual base salary of two hundred twenty thousand dollars ($220,000) and is eligible for a target annual cash incentive equal to his base salary. Actual payments of cash incentive compensation are dependent on the Company’s and his individual performance each year. Mr. Wynschenk’s agreement also provides that he is to receive annual target awards of equity, with grant values consistent with the executive equity plan as applied to executives at his level of responsibility. Under the current executive equity grant program, these annual awards are made as a mix of performance stock units and restricted stock units.

Other benefits include paid time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan, all of which benefits are generally available to all or substantially all of our employees.

Upon a termination by the Company “without cause” or resignation by Mr. Wynschenk for “good reason,” Mr. Wynschenk is entitled to post-termination severance benefits in accordance with the Company’s 2010 Officer Severance Policy. The 2010 Officer Severance Policy provides severance benefits to officers of the Company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the 2010 Officer Severance Policy. The 2010 Officer Severance Policy is incorporated as Exhibit 10.20 to our annual report on Form 10-K, filed on March 2, 2012. For Mr. Wynschenk, the severance benefits include a cash payment of four hundred forty thousand dollars ($440,000), and reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances. In the event his employment is terminated by the Company “without cause” or Mr. Wynschenk resigns for “good reason” in connection with a change of control of the Company, severance payments include a cash payment of four hundred forty thousand dollars ($440,000), reimbursement for federal COBRA health insurance coverage for himself and his family for up to one year, under certain circumstances, and accelerated vesting of all unvested equity awards held by Mr. Wynschenk at the time of termination of his employment.

The following table sets forth the payments and benefits Mr. Wynschenk would have received, assuming a termination of his employment in the following scenarios on December 31, 2011.

Termination Event	Base Salary	Target Cash Incentive	Value of Accelerated Stock, Options and SSARs		Benefits		Total
Company without cause or employee for good reason	$440,000	—	—		$18,206	(3)	$458,206
Death	—	—	$89,487	(1)	—		—
Disability	—	—	89,487	(1)	—		—
Change- in-control	$440,000	—	$103,538	(2)	$18,206	(3)	$561,744
Company with cause or employee without good reason	—	—	—		—		—

(1)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011.

(2)

Based on the closing price on December 31, 2011 of $3.01 per share of our common stock as traded in the Nasdaq Global Market for eligible unvested restricted and performance stock units as of December 31, 2011. Approximately $14,051 of this amount would vest under the terms our prior 1999 stock incentive plan in a change of control without an accompanying termination of employment.

(3)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm

Our Audit Committee has unanimously approved the appointment of KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the fiscal year ending December 31, 2012. Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the shareholders at the 2012 Annual Meeting to ascertain the view of the shareholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the annual meeting will be required to approve this proposal.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this Proposal 4. In the event the shareholders fail to ratify the appointment, however, the Audit Committee will reconsider its appointment of KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

KPMG has audited the financial statements of the Company since March 2005. The Company expects that a representative of KPMG will be present at the 2012 Annual Meeting to respond to appropriate questions and make a statement should he or she so desire.

Audit Fees

The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the Audit Committee be directly responsible for the appointment, compensation, and oversight of the Company’s independent registered public accounting firm.

The following summarizes the fees billed to us by KPMG for services rendered in connection with fiscal years 2011 and 2010:

	2011	2010
Audit Fees (1)	$785,986	$807,070
Audit Related Fees (2)	244,465	16,250
Tax Fees	—	—
All Other Fees (3)	—	30,000

Total	$1,030,451	$853,320

(1)

This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, reviews and assessment of our internal controls over financial reporting, and services for SEC filings. Approximately $50,140 and $136,224 in audit fees related to an asset acquisition (which are reimbursable to the Company) are included for 2011 and 2010, respectively.

(2)	This category includes fees for audit work performed related to our cost allocation manual attestation and due diligence associated with the issuance of our 6.25% convertible notes due in 2018.
(3)	This category includes $30,000 in fees incurred in 2010 related to an IRS audit of an asset acquisition (which are reimbursable to the Company).

Recommendation of the Board of Directors

The Board believes that Proposal 4 is in the Company’s best interests and the best interests of its shareholders and unanimously recommends a vote FOR the ratification of the appointment of KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Certain Relationships and Related Transactions

Through our Audit Committee, we require review and approval or ratification of “related-person transactions” between the Company or its subsidiaries and a related person. The Company may enter into a related-person transaction only if the Audit Committee approves or ratifies such transaction and if it determines that the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the shareholders. Our Audit Committee and our Nominating and Corporate Governance Committee each have procedures in place to ensure regular reporting regarding any related-person transactions known to management. Such transactions are a standard agenda item for each of these committees when they meet, and management reports any related-person transactions which have occurred or are proposed.

In reviewing related-person transactions, we follow SEC guidelines which define a “related-person transaction” as one in which the Company or a subsidiary participates and that, individually or taken together with other related transactions, exceeds, or is reasonably likely to exceed, $120,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:

•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by us to own of record or beneficially more than five percent (5%) of any class of our securities since the beginning of the last fiscal year; or

•

any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother-, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.

We do not deem a material interest to exist when a covered person’s interest in the transaction results from: (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a ten percent economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s proportional participation in a benefit received by him solely as a security holder.

A transaction is deemed to involve us if it involves one of our vendors or partners or any of our subsidiaries and relates to the business relationship between us and that vendor or partner.

There have been no related party transactions since the beginning of the 2011 fiscal year nor are there any such transactions proposed.

Audit Committee Report

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Our Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. The Audit Committee consisted of at least three directors, each of whom, in the judgment of the Board, is an “Independent Director” within the meaning of the applicable Nasdaq rules. The members of the Audit Committee are Peter D. Ley (Chair), Brian D. Rogers and Brian A. Ross. The Board of Directors has determined that each of Messrs. Ley and Ross qualifies as an “Audit Committee Financial Expert.”

The Audit Committee oversees the quality of the Company’s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the shareholders relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG, for the periods covered by this report, all matters required to be discussed pursuant to the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received from KPMG a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the auditors’ independence, consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.

The Audit Committee has met with KPMG with and without management present, as deemed appropriate, to discuss the overall scope of KPMG’s quarterly reviews and annual audit of the Company’s financial statements, the results of its examinations, its evaluations of the Company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the Company’s quarterly and annual reports with the Securities and Exchange Commission.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on March 2, 2012.

Submitted by,

Peter D. Ley, Chair
Brian D. Rogers
Brian A. Ross

Other Business Matters

We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.

Annual Report on Form 10-K

We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2011, together with this proxy statement to shareholders of record as of April 12, 2012. Any shareholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Performance Graph

The following line graph compares the cumulative Total Shareholder Return (“TSR”) on our common stock from December 31, 2006 through December 31, 2011 with the cumulative total return of the S&P 500, and the cumulative total return of the Nasdaq Telecommunications Index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, and Nasdaq Telecommunications indices on January 1, 2006, and assumes that dividends, if any, were reinvested.

		2006	2007	2008	2009	2010	2011

Alaska Communications Systems Group Inc.	Cum $	100.00	104.67	70.70	67.32	102.81	30.64
S&P 500 Index - Total Returns	Cum $	100.00	105.50	66.45	84.03	96.68	98.72
NASDAQ Telecommunications Index	Cum $	100.00	88.95	51.11	76.64	98.95	104.63

Shareholder Proposals and Communications with the Board of Directors

The annual meeting of shareholders for 2013 is tentatively scheduled to be held on or about Friday, June 7, 2013. If you wish to submit a proposal for possible inclusion in our 2013 proxy statement, send the proposal to: Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail. Shareholder proposals for inclusion in our proxy statement for the 2013 Annual Shareholders’ Meeting must be received by the Company on or after January 9, 2013 and on or before February 8, 2013. In the event that the date of the annual meeting for 2013 is advanced by more than 30 days from the anniversary date of the 2012 annual meeting, notice by the shareholder to be timely must be delivered to the Company not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the Public Announcement of the date of such annual meeting is first made. The requirements for such notice are set forth in our By-laws, a copy of which can be found on our website at www.alsk.com. In addition, the By-laws were filed as an exhibit to our Current Report on Form 8-K dated September 30, 2011.

Shareholders may communicate with the Company’s directors at any time via U. S. mail addressed to one or more directors, the Board, or any committee of the Board c/o the Corporate Secretary at the address listed below. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.

Directions to the Annual Meeting

The 2012 Annual Meeting of Shareholders of Alaska Communications Systems Group, Inc. will be held on Friday, June 8, 2012, beginning at 8:30 a.m. Alaska time, at the Z.J. Loussac Library, Public Conference Room, 3600 Denali Street, Anchorage, Alaska. Doors to the annual meeting will open at 8:00 a.m.

Directions to the meeting at 3600 Denali Street:

1.	From the Airport (A), take International Airport Road East.

2.	Go approximately 3.2 miles and turn left onto C Street heading North.

3.	Continue North approximately .8 miles and continue onto A Street.

4.	Continue approximately .3 miles and turn right onto 36th Avenue heading East.

5.	Continue approximately .2 miles and turn right onto Denali Street heading South.

6.	Continue approximately 250 feet and turn right onto Sharrock Way. This leads you into the parking for the Library.

Appendix A

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

2012 EMPLOYEE STOCK PURCHASE PLAN

Alaska Communications Systems Group, Inc., a Delaware corporation, previously adopted the Alaska Communications Systems Group, Inc. 1999 Employee Stock Purchase Plan (the “1999 Plan”) to encourage employees of the Company and its Designated Subsidiaries to own Common Stock by permitting them to acquire Common Stock at a discount through participation in the 1999 Plan. The Company now hereby adopts the Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan as a continuation, amendment and restatement of the 1999 Plan, to become effective as of the Effective Date, provided that (i) Section 5(a) shall be effective with respect to the first Offering Period beginning after the Adoption Date and (ii) Section 13 of this Plan shall become effective and incorporated as a part of the 1999 Plan immediately upon the adoption of this Plan by the Board, subject to approval of this Plan by the Company’s shareholders at the next annual meeting of the Company’s shareholders occurring after the Adoption Date.

1.	Purpose. The purposes of the Plan are as follows:

(a) To assist employees of the Company and its Designated Subsidiaries (as defined below) in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended.

(b) To help employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.

2.	Definitions.

(a) “Administrator” shall mean the administrator of the Plan, as determined pursuant to Section 14 hereof.

(b) “Adoption Date” means the date this Plan is adopted by the Board.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” shall mean the committee appointed to administer the Plan pursuant to Section 14 hereof.

(f) “Common Stock” shall mean the common stock of the Company.

(g) “Company” shall mean Alaska Communications Systems Group, Inc., a Delaware corporation, and any successor by merger, consolidation or otherwise.

(h) “Compensation” shall mean, with respect to each Participant for each pay period, the full base salary, including shift differential, and overtime paid to such Participant by the Company or a Designated Subsidiary. Except as otherwise determined by the Committee, “Compensation” does not include: (i) cash incentives, bonuses or commissions, (ii) any amounts contributed by the Company or a Designated Subsidiary to any pension plan, (iii) any automobile or relocation allowances (or reimbursement for any such expenses), (iv) any amounts paid as a starting bonus or finder’s fee, (v) equity compensation (including performance stock, performance stock units, restricted stock, restricted stock units or other equity awards and any amounts realized from the exercise of any stock options or other equity incentive awards), (vi) any amounts paid by the Company or a Designated Subsidiary for other fringe benefits, such as health and welfare, hospitalization and group life insurance benefits, or perquisites, or paid in lieu of such benefits, or (vii) other similar forms of extraordinary compensation, as determined by the Administrator.

(i) “Current 1999 Plan Offering Period” shall mean the Offering Period (as defined in the 1999 Plan) currently in effect under the 1999 Plan as of the Adoption Date.

(j) “Designated Subsidiary” shall mean any Subsidiary of the Company which has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan. The Administrator may designate, or terminate the designation of, a subsidiary as a Designated Subsidiary without the approval of the shareholders of the Company.

(k) “Effective Date” shall mean the first Offering Date after the Adoption Date, subject to the approval of the shareholders of the Company at the next annual meeting of the Company’s shareholders occurring after the Adoption Date.

(l) “Eligible Employee” shall mean an Employee of the Company or a Designated Subsidiary: (i) who does not, immediately after the Option is granted, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code); (ii) whose customary employment is for more than twenty (20) hours per week; and (iii) whose customary employment is for more than five (5) months in any calendar year. For purposes of clause (i), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an Employee, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave; provided, however, that this ninety (90) day leave limitation shall not apply to an employee that works a supervisor-approved, regular work schedule, of five (5) or more months in each calendar year.

(m) “Employee” shall mean any person who renders services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c). “Employee” shall not include any director of the Company or a Subsidiary who does not render services to the Company or a Subsidiary in the status of an employee within the meaning of Code Section 3401(c).

(n) “Enrollment Date” shall mean the first Trading Day of each Offering Period.

(o) “Exercise Date” shall mean the last Trading Day that is also a Company business day of each Offering Period.

(p) “Fair Market Value” shall mean, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such Common Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for such date, or if no bids or sales were reported for such date, then the closing sales price (or the closing bid, if no sales were reported) on the trading date immediately prior to such date during which a bid or sale occurred, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Common Stock on such date, or if no closing bid and asked prices were reported for such date, the date immediately prior to such date during which closing bid and asked prices were quoted for the Common Stock, in each case, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

(q) “Offering Date” shall mean the first day of each Offering Period and shall be January 1 and July 1 of each year, unless otherwise determined by the Administrator.

(r) “Offering Period” shall mean, subject to Section 23 and unless otherwise determined by the Administrator, each six (6) month period beginning on an Offering Date and ending on the next succeeding Exercise Date. The duration and timing of Offering Periods may be changed pursuant to Section 4 of this Plan.

(s) “Option” means an option to purchase Common Stock granted under this Plan.

(t) “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(u) “Participant” means an Eligible Employee who is granted an Option under this Plan.

(v) “Plan” shall mean this Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan, as may be amended from time to time.

(w) “Purchase Price” shall mean 85% of the Fair Market Value of a share of Common Stock on the Enrollment Date or on the Exercise Date, whichever is lower; provided, however, that the Purchase Price may be adjusted by the Administrator pursuant to Section 20; provided, further, that the Purchase Price shall not be less than the par value of a share of Common Stock.

(x) “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(y) “Trading Day” shall mean a day on which the stock exchange or national market system on which the Common Stock is listed is open for trading.

3.	Eligibility.

(a) Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

(b) Each person who, during the course of an Offering Period, first becomes an Eligible Employee subsequent to the Enrollment Date will be eligible to become a Participant in the Plan on the first Enrollment Date following the day on which such person becomes an Eligible Employee, subject to the requirements of Section 5 and the limitations imposed by Section 423(b) of the Code.

(c) Notwithstanding any other provision of this Plan to the contrary, no Eligible Employee shall be granted an Option under the Plan which permits such Eligible Employee rights to purchase Common Stock under the Plan, when aggregated with his or her rights to purchase stock under any other employee stock purchase plan of the Company, any Parent or any Subsidiary that is intended to meet the requirements of Section 423 of the Code, at a rate which exceeds $25,000 of Fair Market Value of such stock (determined at the time the Option is granted) for each calendar year in which such Option is outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code and the Treasury Regulations thereunder (or any amended or successor rule or provision thereof or any other applicable law, regulation or stock exchange rule).

4.	Offering Periods.

Subject to Section 23, the Plan shall be implemented by successive Offering Periods which shall continue until the Plan expires or is terminated in accordance with Section 20 hereof. The Administrator shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without shareholder approval if such change is announced to Eligible Employees at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter. In no event may an Offering Period exceed twenty-seven (27) months in duration.

5.	Participation.

(a) Entry Dates. Employees meeting the eligibility requirements of Section 3 hereof may elect to participate in the Plan commencing on any Enrollment Date by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing the subscription agreement with the Company’s stock plan administration department not later than the 15th day of the month (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) before such Enrollment Date, unless a later time for filing the subscription agreement is set by the Committee for all eligible Employees with respect to a given offering. Payroll deductions in accordance with Sections 5 and 6 of this Plan are the only method for participation in the Plan.

(b) Each person who, during the course of an Offering Period, first becomes an Eligible Employee subsequent to the Enrollment Date will be eligible to become a Participant in the Plan on the first Enrollment Date following the day on which such person becomes an Eligible Employee. Such person may become a Participant in the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan and filing it with the Company’s stock plan administration department not later than the 15th day of the month (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) before such Enrollment Date, unless a later time for filing the subscription agreement is set by the Committee for all Eligible Employees with respect to a given offering.

(c) Except as provided in subsection (a), payroll deductions for a Participant shall commence on the first payroll payment date following the Enrollment Date and shall end on the last payroll payment date in the Offering Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 10 hereof.

(d) An Eligible Employee’s completion of a subscription agreement will enroll the Eligible Employee as a Participant in the Plan for each successive Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, provided, however, that any subscription agreement completed prior to the Adoption Date shall not enroll the Eligible Employee as a Participant in the Plan for the first Offering Period commencing after the Adoption Date or any Offering Period thereafter.

6.	Payroll Deductions.

(a) At the time a Participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from one percent (1%) to fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period. Payroll deductions shall be withheld in whole percentages, or a designated whole dollar amount between 1% and 15% of the Participant’s Compensation.

(b) All payroll deductions made for a Participant shall be credited to his or her account under the Plan and deposited with the general funds of the Company. No interest will accrue on payroll deductions.

(c) A Participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period, by completing a subscription agreement in the form of Exhibit A to this Plan and filing it with the Company’s stock plan administration department not later than the 15th day (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) of the last month of the Offering Period. A Participant may not decrease his or her payroll deductions more than once during any Offering Period. The change in rate shall be effective not later than the first full payroll period following ten (10) business days after the Company’s stock plan administration department receives the new subscription agreement (or such shorter or longer period as may be determined by the Administrator, in its sole discretion).

(d) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(c) hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.

(e) At the time the Option is exercised, in whole or in part, or at the time some or all of the Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.	Grant of Option.

On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an Option to purchase on the Exercise Date for such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Participant’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided, however, that in no event shall a Participant be permitted to purchase during each Offering Period more than ten thousand (10,000) shares of Common Stock (subject to any adjustment pursuant to Section 19); and provided, further, that such purchase shall be subject to the limitations set forth in Sections 3(c) and 13 hereof. The Administrator may, for future Offering Periods, increase or decrease, in its sole and absolute discretion, the maximum number of shares of Common Stock a Participant may purchase during each Offering Period. Exercise of the Option shall occur as provided in Section 8 hereof, unless the Participant has withdrawn pursuant to Section 10 hereof or otherwise becomes ineligible to participate in the Plan. The Option shall expire on the last day of the Offering Period.

8.	Exercise of Option.

(a) Unless a Participant withdraws from the Plan as provided in Section 10 hereof or otherwise becomes ineligible to participate in the Plan, his or her Option to purchase shares shall be exercised automatically on the Exercise Date, and the maximum number of whole and any fractional shares (rounded to the nearest hundredth) of Common Stock subject to the Option shall be purchased for such Participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Unused accumulated payroll deductions in excess of one dollar ($1.00) will be refunded to the Participant; amounts less than one dollar ($1) shall be rounded down to zero ($0.00). During a Participant’s lifetime, a Participant’s Option to purchase shares hereunder is exercisable only by him or her.

(b) If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Enrollment Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Exercise Date, the Administrator may, in its sole discretion, (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Enrollment Date or Exercise Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and terminate any or all Offering Periods then in effect pursuant to Section 20 hereof. The Company may make pro rata allocation of the shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date, without any interest thereon.

9.	Deposit of Shares.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company may arrange for the deposit, into each Participant’s account with any broker designated by the Company to administer this Plan, of the number of shares purchased upon exercise of his or her Option.

10.	Withdrawal.

(a) A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her Option under the Plan by completing a subscription agreement authorizing payroll deductions in the form of Exhibit A to this Plan, indicating the Participant’s intent to withdraw from the Offering Period, and filing it with the Company’s stock plan administration department not later than the 15th day (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) of the last month of the Offering Period. All of the Participant’s payroll deductions credited to his or her account during the Offering Period shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s Option for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of shares shall be made for such Offering Period or thereafter. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the Participant delivers to the Company a new subscription agreement in accordance with Section 5 of the Plan.

(b) A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

11.	Termination of Employment.

Upon a Participant’s ceasing to be an Eligible Employee for any reason, provided that such event is not later than the 15th day (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) of the last month of the Offering Period, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 15 hereof, as soon as reasonably practicable and such Participant’s Option for the Offering Period shall be automatically terminated. If a Participant ceases to be an Eligible Employee, later than the 15th day (or if such day is not a business day for the Company or the applicable Subsidiary, on the immediately preceding business day) of the last month of the Offering Period, for any reason, he or she shall be deemed to have elected to withdraw from the Plan effective immediately after the Exercise Date and no further payroll deductions will be withheld from Compensation paid after such Exercise Date.

12.	Interest.

No interest shall accrue on the payroll deductions of a Participant in the Plan.

13.	Shares Subject to Plan.

(a) Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be one million five hundred thousand (1,500,000) shares.

(b) If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan. The Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

(c) With respect to shares of Common Stock subject to an Option granted under the Plan, a Participant shall not be deemed to be a shareholder of the Company, and the Participant shall not have any of the rights or privileges of a shareholder, until such shares have been issued to the Participant or his or her nominee following exercise of the Participant’s Option. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or other distributions or rights, for which the ex-dividend date occurs prior to the date of exercise, except as otherwise expressly provided herein.

(d) Notwithstanding any provision herein to the contrary, this Section 13 shall become effective immediately upon the Adoption Date, subject to the approval of this Plan by the Company’s shareholders at the next annual meeting of the Company’s shareholders occurring after such date, and shall be deemed to amend and restate in its entirety Section 2 of the 1999 Plan, such that (i) the number of shares set forth in Section 13(a) of this Plan shall be available for issuance in respect of the Current 1999 Plan Offering Period, and (ii) any shares issued in respect of the Current 1999 Plan Offering Period shall reduce (on a one-for-one basis) the number of shares available for issuance under this Plan. For the avoidance of doubt, the number of shares available for issuance under the 1999 Plan as of the Adoption Date shall not be added to the number of shares available for issuance in accordance with this Section 13.

14.	Administration.

(a) The Plan shall be administered by the Board unless and until the Board delegates administration to a Committee as set forth below. The Board may delegate administration of the Plan to a Committee comprised of two or more members of the Board, each of whom is a “non-employee director” within the meaning of Rule 16b-3 which has been adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and which is otherwise constituted to comply with applicable law, and the term “Committee” shall apply to any persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each member of the Committee shall serve for a term commencing on a date specified by the Board and continuing until the member dies or resigns or is removed from office by the Board. References in this Plan to the “Administrator” shall mean the Board unless administration is delegated to a Committee or subcommittee, in which case references in this Plan to the Administrator shall thereafter be to the Committee or subcommittee. If, at any time, the Board has not delegated administration of the Plan to a Committee, references in this Plan to the “Committee” shall mean the Board.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power to interpret the Plan and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator at its option may utilize the services of an agent to assist in the administration of the Plan including establishing and maintaining an individual securities account under the Plan for each Participant. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(c) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Board (or the Committee), employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Options, and all members of the Board shall be fully protected by the Company in respect to any such action, determination, or interpretation.

15.	Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to an Exercise Date on which the Option is exercised but prior to delivery to such Participant of such shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Option. If a Participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.	Transferability.

Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an Option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 15 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

17.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.	Reports.

Individual bookkeeping accounts shall be maintained for each Participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions utilized for purchases within the reporting period, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

19.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. In the event that any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Common Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Common Stock occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust: (i) the number and class of Common Stock which have been authorized for issuance under this Plan but have not yet been issued, (ii) the number of shares subject to the Plan and limitations provided in Section 13, (iii) the maximum number of shares each Participant may purchase each Offering Period (pursuant to Section 7), (iv) the number and class of Common Stock covered by each outstanding Option, and/or (v) the purchase price per share of Common Stock covered by each Option which has not yet been exercised.

(b) Equity Restructuring. In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 19(a), the number and type of securities subject to each outstanding Option and the price per share thereof, if applicable, will be equitably adjusted by the Administrator. The adjustments provided under this Section 19(b) shall be nondiscretionary and shall be final and binding on the affected Participants and the Company. “Equity Restructuring” means a non-reciprocal transaction (i.e. a transaction in which the Company does not receive consideration or other resources in respect of the transaction approximately equal to and in exchange for the consideration or resources the Company is relinquishing in such transaction) between the Company and its shareholders, such as a stock split, spin-off, rights offering, nonrecurring stock dividend or recapitalization through a large, nonrecurring cash dividend, that affects the shares of Common Stock (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per share value of the Common Stock underlying outstanding Options.

(c) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(d) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or a proposed merger of the Company with or into another corporation or other entity, each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor entity refuses to assume or substitute for the Option, any Offering Period then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 10 hereof. For the avoidance of doubt, the actions described in this Section 19(d) may be taken regardless of whether a proposed sale or merger is actually consummated and the Company and its affiliates and advisors shall have no liability to any Participant as a result of any actions taken under this Section 19(d) in the event that any proposed sale or merger is not consummated.

20.	Amendment or Termination.

(a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 19 hereof, no such termination will affect Options previously granted, provided that an Offering Period may be terminated by the Board if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders, in which case the payroll deductions credited to each Participant’s account during the Offering Period shall be paid to them as soon as reasonably practicable following the termination of the Offering Period. For the avoidance of doubt, the termination of an Offering Period in accordance with the foregoing sentence shall not constitute a termination of the Plan, unless expressly provided otherwise by the Board, and, if such termination does not constitute a termination of the Plan, additional Offering Periods may thereafter commence under the Plan at such time(s) as may be determined by the Board in its discretion. Except as provided in Section 19 and this Section 20 hereof, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant without the consent of such Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) Without shareholder consent and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Administrator shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion advisable which are consistent with the Plan.

(c) In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participants.

21.	Notices.

All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Conditions To Issuance of Shares.

The Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock purchased upon the exercise of Options prior to fulfillment of all the following conditions:

(a) The admission of such shares to listing on all stock exchanges, if any, on which the stock is then listed; and

(b) The completion of any registration or other qualification of such shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; and

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and

(d) The payment to the Company of all amounts which it is required to withhold under federal, state or local law upon exercise of the Option; and

(e) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may from time to time establish for reasons of administrative convenience.

23.	Term of Plan.

Subject to Section 13(d), the Plan shall become effective on the Effective Date, subject to approval by the shareholders of the Company at the next annual meeting of the Company’s shareholders occurring after the Adoption Date. In accordance with this Section, the Plan shall be in effect until the last Exercise Date prior to the tenth (10th) anniversary of the Adoption Date, unless sooner terminated under Section 20 hereof. The Plan shall be submitted for the approval of the Company’s shareholders at the next annual meeting of the Company’s shareholders occurring after the Adoption Date.

24.	Equal Rights and Privileges.

All Eligible Employees of the Company (or of any Designated Subsidiary) will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code and the applicable Treasury regulations thereunder. Any provision of this Plan that is inconsistent with Section 423 or applicable Treasury regulations (or any amended or successor rule or provision thereof or any other applicable law, regulation or stock exchange rule) will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 or applicable Treasury regulations.

25.	No Employment Rights.

Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.

26.	Notice of Disposition of Shares.

Each Participant shall give prompt notice to the Company of any disposition or other transfer of any shares of Common Stock purchased upon exercise of an Option under the Plan. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness, or other consideration, by the Participant in such disposition or other transfer.

27.	Governing Law.

The validity and enforceability of this Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law. Any action brought with respect to the Plan may be filed only in the trial courts (either federal or state, as applicable) situated in Anchorage, Alaska, and all rights to a jury trial in any such proceeding, if any, are irrevocably waived by the Company and all Eligible Employees.

28.	Additional Restrictions of Rule 16b-3.

The terms and conditions of options granted hereunder to, and the purchase of shares by, persons subject to Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

Exhibit A

Alaska Communications Systems

EMPLOYEE STOCK PURCHASE PLAN PARTICIPATION FORM

Use this form to enroll or to change your elections in the Alaska Communications Systems Group, Inc. 2012 Employee Stock Purchase Plan (“ESPP”). After completing this form, you must respond to the confirmation email sent to you for the form to be submitted to Stock Plan Administration (“SPA”). The election is not complete until the final step is done and you receive a confirmed PDF copy back from SPA.

Name:	Employee ID Number:
Work Phone Number:

Beginning with the Offering Period: (check one)

☐ January 1 – June 30

(Deadline to enroll or increase: Dec 15th, prior to the period.)

☐ July 1 – December 31

(Deadline to enroll or increase: June 15th, prior to the period.)

I am: ☐ a new enrollment ☐ increasing my contribution

I understand that I can only reduce my contribution once during an offering period and that I may only increase my contribution prior to the beginning of an offering period, by the deadline shown above. I further understand that I may not make any changes to contributions for the current offering period after the 15th day of the last month of the offering period.

Stopping my contributions; electing to: ☐ withdraw from plan and receive a refund ☐ leave funds in plan and just stop contributions.

Contribution Amount: % Or $	You must choose a contribution amount between 1% and 15% in whole numbers or in whole dollars, that you wish to have deducted from your after-tax pay (includes base and overtime amounts), each pay period.

Acknowledgment and Payroll Deduction Authorization

I elect to participate in the ESPP and authorize a payroll deduction as indicated above to be withheld from each paycheck as defined under the ESPP. I realize that any contributions made to the plan will be deducted from my pay on a post-tax basis and will be held without interest to be used to purchase Alaska Communications Systems Group, Inc (“Company”) common stock (“ALSK”) on the purchase dates designated by the plan.

I acknowledge that the Company has arranged for all shares to be delivered to my account with the ESPP financial agent, and I consent to the Company communicating with the financial agent regarding administration of my shares. I certify that I have read the plan document available on Connect at: http://iancorp/sites/legal/stockadmin/default.aspx and the Company’s annual report.

Employee Signature:	Date:

 For Further information, contact SPA:

 Fax Number: (907) 564-8446

 E-mail: acsspa@acsalaska.com

ALASKA

COMMUNICATIONS

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

Date: June 8, 2012

Time: 8:30 A.M. (Alaska Daylight Time)

Place: Z. J. Loussac Library, Public Conference Room, 3600 Denali Street; Anchorage, Alaska 99503

See Voting Instructions on Reverse Side.

Please make your marks like this: Use dark black pencil or pen only

Board of Directors recommends a vote FOR ALL of the listed nominees:

1: Election of Directors. The nominees are:

For Against Abstain

01) Edward (Ned) J. Hayes, Jr.

02) Anand Vadapalli

03) Peter D. Ley

04) John Niles Wanamaker

05) David Karp

06) Brian A. Ross

Board of Directors recommends a vote FOR the following proposals:

For Against Abstain

2: To approve the company’s 2012 Employee Stock Purchase Plan.

3: To approve the company’s executive compensation

4: To ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2012.

To attend the meeting and vote your shares in person, please mark this box.

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Please separate carefully at the perforation and return just this portion in the envelope provided.

Alaska

COMMUNICATIONS.

Annual Meeting to be held on Friday, June 8, 2012 for Stockholders as of April 12, 2012

VOTED BY:

INTERNET

TELEPHONE

Go To 866-390-5401

www.proxypush.com/alsk

• Cast your vote online.

OR

• Use any touch-tone telephone.

• View Meeting Documents.

• Have your Proxy Card/Voting Instruction Form ready.

• Follow the simple recorded instructions.

OR MAIL

• Mark, sign and date your Voting Instruction Form.

• Detach your Proxy Card/Voting Instruction Form.

• Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

All proxies must be received by 5:00 P.M., Eastern Daylight Time Thursday, June 7, 2012.

PROXY TABULATOR FOR ALASKA COMMUNICATIONS P.O. Box 8016 Cary, NC 27512-9903

EVENT # CLIENT # OFFICE #

Please Sign Above Please Date Above

Please Sign Above Please Date Above

(Joint Owners)

Please separate carefully at the perforation and return just this portion in the envelope provided.

Revocable Proxy — Alaska Communications Systems Group, Inc. Annual Meeting of Stockholders on June 8, 2012 beginning at 8:30 a.m. (Alaska Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors.

Please separate carefully at the perforation and return just this portion in the envelope provided.

The signatory(ies) hereby appoints Leonard Steinberg, Senior Vice President, Legal, Regulatory and Government Affairs and Corporate Secretary, Wayne Graham, Chief Financial Officer, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the signatory(ies) all shares that the signatory(ies) may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. (the “Company”) on June 8, 2012, and any adjournments thereof, with all powers that the signatory(ies) would possess if personally present, with respect to the following:

The shares represented by this proxy will be voted as specified on the reverse side. You are encouraged to specify your choice by marking the appropriate box(es) (SEE REVERSE SIDE) but you need not mark any box, if you wish to vote in accordance with the Board of Directors’ recommendations. However, the Named Proxies cannot vote your shares unless you sign and return this Proxy Card in accordance with the voting instructions. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby.